Exhibit 10.11

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 7, 2015,
as amended and restated as of November 16, 2015

among

MATCH GROUP, INC.,
as Borrower,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P.    MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DEUTSCHE BANK SECURITIES INC., BNP PARIBAS SECURITIES CORP. and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
as Syndication Agent, and
BMO CAPITAL MARKETS CORP., FIFTH THIRD BANK, SG AMERICAS SECURITIES, LLC and PNC CAPITAL MARKETS LLC
as Co-Documentation Agents

TABLE OF CONTENTS

Page

ARTICLE I

Definitions
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    43
SECTION 1.03    Terms Generally    43
SECTION 1.04    Accounting Terms; GAAP    43
SECTION 1.05    Change of Currency    43
SECTION 1.06    Currency Equivalents Generally    44
ARTICLE II
The Credits
SECTION 2.01    Commitments    44
SECTION 2.02    Incremental Revolving Commitments and Incremental Term Loans    45
SECTION 2.03    Procedure for Borrowing    48
SECTION 2.04    Funding of Borrowings    49
SECTION 2.05    Interest Elections    49
SECTION 2.06    Termination and Reduction of Commitments    50
SECTION 2.07    Repayment of Loans; Evidence of Debt    50
SECTION 2.08    Prepayments    51
SECTION 2.09    Fees    53
SECTION 2.10    Interest    54
SECTION 2.11    Alternate Rate of Interest    54
SECTION 2.12    Increased Costs    55
SECTION 2.13    Break Funding Payments    56
SECTION 2.14    Taxes    56
SECTION 2.15    Pro Rata Treatment and Payments    58
SECTION 2.16    Mitigation Obligations; Replacement of Lenders    60
SECTION 2.17    Letters of Credit    61
SECTION 2.18    Defaulting Lenders    65
SECTION 2.19    Extensions of Commitments    66
SECTION 2.20    Refinancing Amendments    68
SECTION 2.21    Loan Repurchases    72
ARTICLE III
Representations and Warranties
SECTION 3.01    Organization; Powers    73
SECTION 3.02    Authorization; Enforceability    73
SECTION 3.03    Governmental Approvals; No Conflicts.    74
SECTION 3.04    Financial Position    74
SECTION 3.05    Properties    74
SECTION 3.06    Litigation and Environmental Matters    74
SECTION 3.07    Compliance with Laws and Agreements.    74
SECTION 3.08    Investment Company Status    75
SECTION 3.09    Taxes    75
SECTION 3.10    ERISA    75

Page
SECTION 3.11    Disclosure    75
SECTION 3.12    Pledge Agreement    75
SECTION 3.13    No Change    75
SECTION 3.14    Guarantors    75
SECTION 3.15    Solvency    75
SECTION 3.16    No Default    76
SECTION 3.17    Anti-Corruption Laws and Sanctions    76
ARTICLE IV
Conditions
SECTION 4.01    Closing Date    76
SECTION 4.02    Each Credit Event    77
ARTICLE V
Affirmative Covenants
SECTION 5.01    Financial Statements; Other Information    78
SECTION 5.02    Notices of Material Events    80
SECTION 5.03    Existence; Conduct of Business    80
SECTION 5.04    Payment of Obligations    80
SECTION 5.05    Maintenance of Properties; Insurance    80
SECTION 5.06    Books and Records; Inspection Rights    81
SECTION 5.07    Compliance with Laws    81
SECTION 5.08    Use of Proceeds    81
SECTION 5.09    Guarantors and Collateral    81
SECTION 5.10    Post-Closing Delivery of Certificated Equity Interests    81
SECTION 5.11    Further Assurances    82
SECTION 5.12    Ratings    82
ARTICLE VI
Negative Covenants
SECTION 6.01    Indebtedness    82
SECTION 6.02    Liens    85
SECTION 6.03    Fundamental Changes    87
SECTION 6.04    Disposition of Property    87
SECTION 6.05    Restricted Payments    88
SECTION 6.06    Transactions with Affiliates    90
SECTION 6.07    Changes in Fiscal Periods    91
SECTION 6.08    Sales and Leasebacks    91
SECTION 6.09    Clauses Restricting Subsidiary Distributions    91
SECTION 6.10    Consolidated Net Leverage Ratio; Interest Coverage Ratio    93
SECTION 6.11    Investments    93
SECTION 6.12    Activities of Match Group, Inc.    94
ARTICLE VII
Events of Default
SECTION 7.01    Events of Default    95

Page
ARTICLE VIII
The Administrative Agent
SECTION 8.01    Appointment and Authorization    97
SECTION 8.02    Administrative Agent and Affiliates     97
SECTION 8.03    Action by Administrative Agent     97
SECTION 8.04    Consultation with Experts    97
SECTION 8.05    Delegation of Duties    98
SECTION 8.06    Successor Administrative Agent    98
SECTION 8.07    Credit Decision     98
SECTION 8.08    Lead Arrangers; Syndication Agent; Co-Documentation Agents     98
SECTION 8.09    Tax Indemnification by the Lenders    98
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices    99
SECTION 9.02    Waivers; Amendments      100
SECTION 9.03    Waivers; Amendments to Other Loan Documents     101
SECTION 9.04    Expenses; Indemnity; Damage Waiver     102
SECTION 9.05    Successors and Assigns     103
SECTION 9.06    Survival     106
SECTION 9.07    Counterparts; Integration; Effectiveness    106
SECTION 9.08    Severability     106
SECTION 9.09    Right of Setoff     106
SECTION 9.10    Governing Law; Jurisdiction; Consent to Service of Process     107
SECTION 9.11    WAIVER OF JURY TRIAL     107
SECTION 9.12    Headings     107
SECTION 9.13    Confidentiality     108
SECTION 9.14    Judgment Currency    108
SECTION 9.15    USA PATRIOT Act    109
SECTION 9.16    Collateral and Guarantee Matters    109
SECTION 9.17    No Advisory or Fiduciary Relationship    109
SECTION 9.18    Platform; Borrower Materials    110

SCHEDULES

Schedule 1.01A     --     Commitments
Schedule 1.01B     --     Unrestricted Subsidiaries on Closing Date
Schedule 3.01     --     Certain Material Subsidiaries
Schedule 3.06    --    Disclosed Matters
Schedule 3.12    --    Filings
Schedule 3.14    --    Guarantors
Schedule 5.10    --    Post-Closing Delivery of Certificated Equity Interests
Schedule 6.01    --     Existing Indebtedness
Schedule 6.02    --    Existing Liens
Schedule 6.09    --    Existing Restrictions

EXHIBITS

Exhibit A    --     Form of Assignment and Assumptions
Exhibit B    --    Form of Affiliated Lender Assignment and Assumption
Exhibit C    --     Form of Guarantee Agreement

Exhibit D    --    Form of Pledge Agreement
Exhibit E    --    Form of Secretary Certificate
Exhibit F    --    [Reserved]
Exhibit G-1    --    Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit G-2    --    Form U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit G-3    --    Form U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S.
Federal Income Tax Purposes)
Exhibit G-4    --    Form U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal
Income Tax Purposes)
Exhibit H    --    Form of Perfection Certificate
Exhibit I        --    Form of Solvency Certificate
Exhibit J        --    [Reserved]
Exhibit K    --    Auction Procedures

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 7, 2015 and as amended and restated as of November 16, 2015 (as further amended, restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among MATCH GROUP, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined herein) (in such capacities, the “Administrative Agent”) and as an Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans com- prising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned to such term in Section 9.15.

“Adjustment Date” has the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder and, as applicable (including, for the avoidance of doubt, each reference to the Administrative Agent in Article VIII), as Collateral Agent, together with any successors in such capacities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than any of its subsidiaries) at such time.

“Affiliated Persons” means, with respect to any specified Person, (a) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (b) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (a), and (c) any company, partnership, trust or other entity or investment vehicle Controlled by any of the Persons referred to in clause (a) or (b) or the holdings of which are for the primary benefit of any of such Persons.

“Agent Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Aggregate Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate then outstanding principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Com- mitment then in effect or, if such Revolving Commitment has been terminated, such Lender’s Outstanding Revolv- ing Credit.

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.14.

“All-in Yield” means, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndica- tion thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate based on an assumed four year average life; and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in ef- fect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Borrowing in Dollars with a one-month Interest Period plus 1.00%.
Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“Alternative Currency” means Sterling, Yen, Euro, Australian Dollar or Canadian Dollar.

“Alternative Currency Revolving Sublimit” means, with respect to all Alternative Currencies, the Dollar Amount of $100,000,000.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the Bribery Act 2010 of the United Kingdom, as amended.

“Applicable Rate” means (a) for each Revolving Loan, (i) prior to the first Adjustment Date occurring after the Closing Date, 2.00% for Eurocurrency Loans and 1.00% for ABR Loans and (ii) on and after the first Adjustment Date occurring after the Closing Date, a percentage determined in accordance with the Pricing Grid, (b) for each Term B-1 Loan, 4.50% for Eurocurrency Loans and 3.50% for ABR Loans and (c) for each Type of Incremental Term Loan, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Assumption Agreement.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and notified to the relevant parties hereto.

“Approved Fund” has the meaning assigned to such term in Section 9.05(b).

“Asset Acquisition” means:

(1)    an Investment by the Borrower or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or in- to the Borrower or any Restricted Subsidiary, or

(2)    the acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.
“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary (includ- ing by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1)transfers of cash or Cash Equivalents;

(2)transfers of assets (including Equity Interests) that are governed by, and made in accord- ance with, Section 6.03;

(3)Restricted Payments permitted under the covenant described under Section 6.05 and In- vestments not prohibited by Section 6.11;

(4)	the creation of any Lien permitted under this Agreement;

(5)transfers of assets that are (i) damaged, worn out, uneconomic, obsolete or otherwise deemed to be no longer necessary or useful in the current or anticipated business of the Borrower or its Re- stricted Subsidiaries or (ii) replaced by assets of similar suitability and value;

(6)sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Restrict- ed Subsidiary to the extent not materially interfering with the business of the Borrower and the Restricted Subsidiaries;

(7)any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed (x) prior to the Term B-1 Loan Repayment Date, $50,000,000 and (y) on or after the Term B-1 Loan Repayment Date, $150,000,000, in each case for such transaction or any such se- ries of related transactions;

(8)	transfers in connection with the Match Transactions; and

(9)at any time prior to the Term B-1 Loan Repayment Date, transfers of assets of the Princeton Review Group and the Tutor.com Group.

“Asset Swap” means any exchange of assets of the Borrower or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary) for assets of another Person (including Equity Interests of a Person whose primary business is a Related Business) that are intended to be used by the Borrower or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash of any party to such asset swap.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an as- signee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administra- tive Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction Manager” has the meaning assigned to such term in Section 2.21(a).
\
“Auction Procedures” means auction procedures with respect to Purchase Offers set forth in Exhibit K hereto.

“Australian Dollar” means the lawful currency of Australia.

“Australian Dollar Bank Bill Reference Rate” means for any Loans in Australian Dollars, the Australian Dollar Screen Rate or, if applicable pursuant to the terms of Section 2.11(a), the applicable Reference Bank Rate.

“Australian Dollar Screen Rate” means, with respect to any Interest Period, the average bid reference rate as administered by the Australian Financial Markets Association (or any other Person that takes over the administration of that rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period, as dis- played on page BBSY of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect at such time over (b) such Lender’s Outstanding Revolving Credit.

“Bankruptcy Event” means, with respect to any Lender, such Lender or any other Person as to which such Lender is a subsidiary (a “Parent Company”) (i) is adjudicated as, or determined by any Governmental Authority having regulatory authority over it or its assets to be, insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or (iii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or the Administrative Agent has given written notice to such Lender and the Borrower of its good faith determination that such Lender or its Parent Company has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment; provided that a Bankruptcy Event shall not result solely by virtue of any control of or ownership interest in, or the acquisition of any control of or ownership interest in, such Lender or its Parent Company by a Governmental Authority as long as such control or ownership interest does not result in or provide such Lender or its Parent Company with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or its Parent Company (or such Governmental Authority) to reject, repudiate, disavow or disaffirm such Lender’s obligations under this Agreement.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the Board of Directors of the Borrower or, other than for the purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such Board of Direc- tors.
“Borrower” means Match Group, Inc., a Delaware corporation.

"Borrower Materials” has the meaning assigned to such term in Section 9.18.

“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower re- quests the relevant Lenders to make Loans hereunder.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with (a) a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) any Borrowings or LC Disbursements that are the subject of a borrowing, drawing, payment, reimbursement or rate selection denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not open for the settlement of payments in Euro and (c) a Euro- currency Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Alternative Currency deposits in the interbank market in the principal financial center of the country whose lawful currency is such Alternative Currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Expenditures” means, for the Borrower and its Restricted Subsidiaries in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and its Restricted Subsidiaries shall not include:

(a)expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests of the Bor- rower or capital contributions to the Borrower or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a));
(b)expenditures of proceeds of insurance settlements, condemnation awards and other settlements in re- spect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Restricted Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.08(c)(1);

(c)	interest capitalized during such period;
(d)expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Borrower or any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or ob- ligation to such third party or any other person (whether before, during or after such period);
(e)the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;
(f)the purchase price of equipment purchased during such period to the extent that the consideration there- for consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the pro- ceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) any Asset Swap;

(g)	Investments in respect of an Asset Acquisition; or
(h)the purchase of property, plant or equipment made with proceeds from any Asset Sale or Recovery Event to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.08(c)(1).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combi- nation thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, however, that any obligations relating to a lease that would have been account- ed by such Person as an operating lease in accordance with GAAP as of the Closing Date shall be accounted for as an operating lease and not a Capital Lease Obligation for all purposes under this Agreement.

“Cash Equivalents” means (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United

States, in each case maturing within one year from the date of acquisition; (2) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof or any Lender or any Affiliate of any Lender; (3) commercial paper of an issuer rated at least A-1 by Standard & Poor’s or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (4) repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (5) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s; (6) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;
(7)money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; (8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by Standard & Poor’s or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (9) in the case of any Foreign Subsidiary, investments substantially comparable to any of the foregoing investments with respect to the country in which such Foreign Subsidiary is organized.

“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any Restricted Subsidiary in connection with Cash Management Services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox ser- vices, stop payment services and wire transfer services, unless, when entered into, such agreement is designated in writing by the Borrower and the relevant Cash Management Bank to the Administrative Agent to not be included as a Cash Management Agreement.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agree- ment or provides any Cash Management Services, is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any Cash Management Agreement in effect or any Cash Management Services provided, on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party and a party to a Cash Management Agreement or provider of Cash Management Services.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary Guarantor to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.
“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or, if applicable pursuant to the terms of Section 2.11(a), the applicable Reference Bank Rate.
“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal in length to such Interest Period, as displayed on CDOR page of the Reuters screen or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected from time to time by the Administrative Agent in its reasonable discretion.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.12 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” means any of the following events:

(a)the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(b)the acquisition of beneficial ownership by any person or group (excluding any one or more Permitted Holders or group Controlled by any one or more Permitted Holders) of more than 35% of the aggregate voting power of all outstanding classes or series of the Borrower’s Voting Stock and such aggregate voting power exceeds the aggregate voting power of all outstanding classes or series of the Bor- rower’s Voting Stock beneficially owned by the Permitted Holders collectively;

(c)during any period of two consecutive years, individuals who at the beginning of such pe- riod constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Borrower was ap- proved by a vote of the majority of the directors of the Borrower then still in office who were either direc- tors at the beginning of such period or whose election or nomination for election was previously so ap- proved) cease for any reason to constitute a majority of the Borrower’s Board of Directors then in office;

(d)the Borrower shall adopt a plan of liquidation or dissolution or any such plan shall be ap- proved by the stockholders of the Borrower; or

(e)a “change of control triggering event” (or similar event) shall occur in any document per- taining to the Senior Notes or any Refinancing Indebtedness thereof, in each case, to the extent constituting Material Indebtedness.
Notwithstanding the foregoing, a transaction in which the Borrower becomes a subsidiary of another Person (other than a Person that is an individual or a Permitted Holder) shall not constitute a Change of Control if the shareholders of the Borrower immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, the same proportion of voting power of the outstanding classes or series of the Borrower’s voting stock as such shareholders beneficially own immediately following the consummation of such transaction.
For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities sub- ject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transac- tions contemplated by such agreement.
“CIM” means the Confidential Information Memorandum dated October 27, 2015 and made available to the Lenders in connection with the Lender meeting held on October 27, 2015 with respect to the Term Facility and this Agreement.

“Class” (a) when used in reference to any Loans or Borrowing, refers to whether such Loans or the Loans comprising such Borrowing, are Revolving Loans, Term B-1 Loans, Incremental Term Loans established pursuant to any Incremental Assumption Agreement, Extended Term Loans or Extended Revolving Loans established pursu- ant to any Extension Amendment or Refinancing Term Loans or Replacement Revolving Loans established pursuant to any Refinancing Amendment or (b) when used in reference to any Commitments, refers to whether such Com- mitment is in respect of a commitment to make Revolving Loans, Term B-1 Loans, Incremental Term Loans estab- lished pursuant to any Incremental Assumption Agreement, Extended Term Loans or Extended Revolving Loans established pursuant to any Extension Amendment or Refinancing Term Loans or Replacement Revolving Loans established pursuant to any Refinancing Amendment.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means BMO Capital Markets Corp., Fifth Third Bank, SG Americas Securi- ties, LLC and PNC Capital Markets LLC.

“Collateral” has the meaning assigned to such term or a similar term in each of the Collateral Documents and shall include all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Pledge Agreement on the Closing Date or thereafter pursuant to Section 5.09.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as collateral agent under the Guaran- tee Agreement and the Collateral Documents for the Secured Parties.

“Collateral Documents” means the Pledge Agreement and each other security document, mortgage, pledge agreement or collateral agreement executed and delivered in connection with this Agreement and/or the other Loan Documents to grant a security interest in any property as collateral to secure the Obligations.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Incremental Commitment, Revolving Commitment, Term Loan Commitment or Extended Revolving Commitment, as applica- ble.
“Commitment Fee Rate” means (a) prior to the first Adjustment Date occurring after the Closing Date, 0.35% and (b) on and after the first Adjustment Date occurring after the Closing Date, a rate determined in accord- ance with the Pricing Grid.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Amortization Expense” for any Test Period means the amortization expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Contingent Consideration Fair Value Remeasurement Adjustments” for any period means the contingent consideration fair value remeasurement adjustments, of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” for any Test Period means the depreciation expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” for any Test Period means, without duplication, the sum of the amounts for such Test Period of

(1)Consolidated Net Income, plus

(2)in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income,

(a)Consolidated Income Tax Expense,

(b)	Consolidated Amortization Expense,

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Expense,

(e)	all non-cash compensation, as reported in the Borrower’s financial statements,

(f)any non-cash charges or losses or realized losses related to the write-offs, write- downs or mark-to-market adjustments or sales or exchanges of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary,

(g)the aggregate amount of all other non-cash charges, expenses or losses reducing such Consolidated Net Income, including any impairment (including any impairment of intangi- bles and goodwill) (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write downs or reserves with respect to accounts receivable or inventory), for such Test Period, and

(h)the amount of any restructuring charges or reserves, including any one-time costs incurred in connection with acquisitions, minus

(3)in each case only to the extent (and in the same proportion) included in determining Consolidated Net Income, any non-cash or realized gains related to mark-to-market adjustments or sales or ex- changes of any investments in debt or equity securities by the Borrower or any Restricted Subsidiary, in each case determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period will be excluded from Consolidated Net Income.

For purposes of this definition, whenever pro forma effect is to be given, the pro forma calculations shall be factually supportable, reasonably identifiable and made in good faith by a Financial Officer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in an Officer’s Certificate, to reflect cost savings and other operating improvements or synergies reasonably expected to be realized within 12 months from the applicable event to be given pro forma effect; provided that the aggregate amount of all items added back to Consolidated EBITDA pursuant to this paragraph and clause (A)(2) of the definition of “Consolidated Net Leverage Ratio” shall not exceed 10.0 % of Consolidated EBITDA (prior to giving effect to such adjustment) for such Test Period.

“Consolidated Income Tax Expense” for any Test Period means the provision for taxes of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any Test Period means the sum, without duplication, of the total inter- est expense of the Borrower and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP, minus consolidated interest income of the Borrower and its Restricted Subsidiaries, and including, without duplication,

(1)imputed interest on Capital Lease Obligations,

(2)commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	the net costs associated with Hedging Obligations related to interest rates,
(4)amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5)	the interest portion of any deferred payment obligations,

(6)	all other non-cash interest expense,

(7)	capitalized interest,
(8)all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Restricted Subsidiary of the Borrower that is a Wholly Owned Subsidiary or to the extent paid in Qualified Equity Interests),

(9)	all interest payable with respect to discontinued operations, and
(10)     all interest on any Indebtedness described in clause (6) or (7) of the definition of “Indebtedness",

but excluding, without duplication, interest on any Pre-IPO Note.

“Consolidated Net Income” for any Test Period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(1)the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any Restricted Subsidiary during such period;

(2)gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)	gains and losses with respect to Hedging Obligations;

(4)	the cumulative effect of any change in accounting principles;

(5)any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Borrower or any Restricted Subsidiary during such period;

(6)	Consolidated Contingent Consideration Fair Value Remeasurement Adjustments;

(7)any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations; and

(8)any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Re-

stricted Subsidiary or (b) the sale of any financial or equity investment by the Borrower or any Restricted Subsidiary;

provided, further, that the effects of any adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in the Borrower’s consolidated financial statements pursuant to GAAP in each case resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any such amounts shall be excluded when determining Consolidated Net Income.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP (but excluding, any Pre-IPO Note) minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed (x) prior to the Term B-1 Loan Repayment Date, $100,000,000 (or, solely with respect to calculating the Consolidated Net Leverage Ratio for pur- poses of (i) incurring Permitted Unsecured Ratio Debt, unsecured Indebtedness pursuant to Section 6.01(g) and un- secured Indebtedness pursuant to Section 6.01(z), (ii) the Match Transaction Distributions and (iii) the Pricing Grid and actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10, $200,000,000) and (y) on or after the Term B-1 Loan Repayment Date, $200,000,000 to (b) Consolidated EBITDA for such Test Period.

(A)The Consolidated Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of In- debtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of In- debtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repay- ment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period; and

(2)any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such trans- action or series of related transactions exceeds $2,000,000, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation) incurring Acquired Indebtedness and also including any Consol- idated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) (including any cost savings and synergies resulting from head count reduction, closure of fa- cilities and similar operational and other cost savings and synergies relating to such pro forma event occur- ring within 12 months (or expected, in the good faith determination of the Borrower, to occur within 12 months) of such pro forma event and during such period or (except when calculating the Consolidated Net Leverage Ratio for purposes of determining the Applicable Rate or determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 10 % of Consolidated EBITDA for such period calculated prior to giving effect to such pro forma adjustments) occurring during the Test Period or at any time subsequent to the last day of the Test

Period and on or prior to the date of determination, as if such pro forma event occurred on the first day of the Test Period and; provided, further that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed $50,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)in calculating Consolidated Interest Expense for purposes of the Consolidated Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:
(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2)    if interest on any Indebtedness actually incurred on the date of determination may option- ally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency inter- bank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;

(3)    notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements governing such Hedging Obligations;

(4)    interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate rea- sonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of inter- est implicit in such Capital Lease Obligation in accordance with GAAP.

"Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabili- ties at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassifica- tion in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the ef- fects of purchase accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated ba- sis at any date of determination, all assets (other than cash, Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidi- aries as current assets at such date of determination, other than amounts related to current or deferred taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post- retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (5) of the definition of such term.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Agent Party any amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to such funding or payment has not been satisfied, or, in the case of clause (ii) or clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute regarding its obligation to make such funding or payment; (b) has notified the Borrower or any Agent Party in writing, or has made a public statement to the effect, that it does not intend to comply with any of its funding or payment obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to such funding or payment under this Agreement cannot be satisfied); (c) has failed, within three Business Days after request by the Administrative Agent or Issuing Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Agent Party’s receipt of such certification; or (d) has become the subject of a Bankruptcy Event.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non- cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Designation Amount” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchange- able, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Per- son, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Revolving Termination Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change of control occurring prior to the 91st day after the Revolving Termination Date shall not constitute Disqualified Equity Interests if such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Specified Swap Agreements not yet due and payable, and
(y)contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been cash collateralized or otherwise back-stopped or having been terminated, and the Total Revolving Commitments having been terminated.
“Dollar Amount” means, at any date, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in amount other than Dollars, such amount converted to Dollars by the Administrative Agent at the Exchange Rate on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Foreign Subsidiary.

"EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, in- junctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relat- ing in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, of any Person, (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities convertible into such shares or other interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Bor- rower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event” (as defined in Section 4043(c) of ERISA or the regula- tions issued thereunder) with respect to a Plan other than an event for which the 30-day notice period is waived; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability un-

der Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (g) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Escrow Assumption Agreement” means an assumption agreement in form reasonably satisfactory to the Administrative Agent, among the Borrower and the Administrative Agent.

“Escrow Assumption” means with respect to (i) any Escrow Permitted Ratio Debt, the assumption of the Escrow Borrower’s obligations with respect thereto by the Borrower or (ii) any Incremental Term Loan that is ini- tially established as an Escrow Incremental Term Loan, the assumption of the Escrow Borrower’s obligations with respect thereto by the Borrower pursuant to an Escrow Assumption Agreement.

“Escrow Borrower” means an Unrestricted Subsidiary established to borrow Escrow Permitted Ratio Debt or Escrow Incremental Term Loans (pending assumption of such Escrow Permitted Ratio Debt or Escrow Incremental Term Loans by the Borrower) and that is not engaged in any material operations and does not have any other material assets other than in connection therewith.

“Escrow Incremental Term Loan” means any Indebtedness that is initially borrowed by an Escrow Borrower that would constitute an Incremental Term Loan if borrowed by the Borrower and that is not guaranteed by any other subsidiary of the Borrower and, if secured, is secured only by the proceeds of such Escrow Incremental Term Loan, unless and until the Borrower has assumed all of the obligations of the Escrow Borrower with respect thereto.
“Escrow Permitted Ratio Debt” means any Indebtedness that is initially borrowed by an Escrow Borrower that would constitute Permitted Ratio Debt if borrowed by the Borrower and that is not guaranteed by any other subsidiary of the Borrower and, if secured, is secured only by the proceeds of such Escrow Permitted Ratio Debt, unless and until the Borrower has assumed all of the obligations of the Escrow Borrower with respect thereto.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (A) any Eurocurrency Borrowing in any LIBOR Quoted Cur- rency and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency and Interest Period and (B) any Eurocurrency Borrowing in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Applicable Time and on the Quotation Day for such currency and Interest Period; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (an “Impacted Interest Period”), then the Eurocurrency Rate for such currency and Interest Period shall be the Interpolated Rate; provided, further, that if the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing; subject to Section 2.11; provided that, (i) if any Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (ii) solely with respect to the Term B-1 Loans, the Eurocurrency Rate shall not be less than 1.00%.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)the sum, without duplication, of

(i)Consolidated Net Income for such period,

(ii)amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (5), (7) and (8) of the definition of Consolidated Net Income and excluded in arriving at such Consolidated Net Income,

(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from dispositions outside the ordinary course of business by the Borrower and its Restricted Subsidiaries completed during such period),

(iv)cash receipts by the Borrower and its Restricted Subsidiaries in respect of Hedging Obliga- tions during such fiscal year to the extent not otherwise included in such Consolidated Net Income; and

(v)the amount by which tax expense deducted in determining such Consolidated Net Income for such period exceeded taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) by the Borrower and its Restricted Subsidiaries in such period, over (b) the sum, without duplication, of

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (5), (7) and (8) of the definition of Consolidated Net In- come and included in arriving at such Consolidated Net Income,

(ii)without duplication of amounts deducted pursuant to clause (ix) below in prior years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash during such period by the Borrower and its Restricted Subsidiaries, except to the extent that such Capital Expenditures or acquisi- tions were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries (other than under the Revolving Facility),

(iii)the aggregate amount of all principal payments of Indebtedness of the Borrower and its Re- stricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obli- gations and (B) the amount of any scheduled repayment of Term Loans, but excluding (x) all other pre- payments of Term Loans, (y) all prepayments of Revolving Loans and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness (other than under the Revolving Facility) of the Borrower or its Restricted Subsidiaries,

(iv)increases in Consolidated Working Capital for such period (other than any such increases aris- ing from acquisitions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v)payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vi)without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section

6.11 (except for those Investments made under Section 6.11(b) and (d)) to the extent that such Investments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(vii)the amount of Restricted Payments during such period (on a consolidated basis) by the Bor-rower and its Restricted Subsidiaries made in compliance with Section 6.05 (other than Section 6.05(iii), (iv), (vii), (xiii) and (xiv)) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries,

(viii)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consoli- dated Net Income,

(ix)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggre- gate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Asset Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Asset Acquisition, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,
(x)the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; and

(xi)cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2016; provided that the first Excess Cash Flow Period hereunder shall begin on the first day of the first full fiscal quarter to occur on or after the earlier of (x) the date of the Match Offering and (y) the date that is six months after the Term B-1 Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to Dollars in relation to any Alternative Currency, the rate at which Dollars may be exchanged into such Alternative Currency, as set forth at approximately 11:00 a.m., New York City time, on such day on the applicable Reuters World Spot Page. In the event that such rate does not appear on the applicable Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., London time, on such date for the purchase of such Alternative Currency with Dollars, for delivery on such date, in the case where such Alternative Currency is Sterling, or two Business Days later, in the case of each other Alternative Currency; provided that if at the time of any such determination, for any reason, no such spot rate is being reasonably quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Equity Interests” means any Equity Interests (a) of any subsidiary (i) for which the pledge of its Equity Interests is prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of a newly acquired subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or for which governmental (including regulatory) consent, approval, license or authorization would be re- quired or (ii) that is not a Material Subsidiary or (b) of any Foreign Subsidiary or FSHCO in excess of 65% of each class of outstanding Equity Interests of such Foreign Subsidiary or FSHCO.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Subsidiary” means (a) any subsidiary that is not a Wholly Owned Subsidiary, (b) any subsidiary that is prohibited by applicable law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, (c) any subsidiary that is not a Material Domestic Subsidiary, (d) any Unrestricted Subsidiary, (e) any FSHCO and (f) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC; provided that no subsidiary of the Borrower that Guarantees the IAC Credit Agreement or the IAC Senior Notes shall be deemed to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the ex- tent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible con- tract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means (a) in the case of each Lender and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes by a jurisdiction (including any political subdivision thereof) as a result of (i) such Lender or the Administrative Agent’s being organized under the laws of or having a principal office in such jurisdiction and, in the case of a Lender, having an applicable lending office in such jurisdiction or (ii) a present or former connection between such Lender or the Administrative Agent and the jurisdiction (other than any connection arising solely from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or per- fected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document);
(b)any tax in the nature of branch profits taxes imposed by any jurisdiction described in clause (a); (c) in the case of a Non-U.S. Lender, United States federal withholding tax imposed pursuant to laws in effect on the date on which such Non-U.S. Lender becomes a Lender or (ii) such Non-U.S. Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, additional amounts with respect to such taxes were payable either to such Non-U.S. Lender’s assignor immediately before such Non-U.S. Lender became a party hereto or to such Non-U.S. Lender immediately before it changed its lending office; (d) any taxes attributable to such Lender’s failure to comply with Section 2.14(e) and (e) any United States federal withholding taxes imposed under FATCA.

“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.19(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.19(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.19(a).

“Extension” shall have the meaning assigned to such term in Section 2.19(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.19(b).

“Fair Market Value” means, with respect to any asset, as determined by the Borrower, the price (after tak- ing into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

“Facility” means any of (a) the Revolving Facility and (b) the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amend- ed or successor version that is substantively comparable and not materially more onerous to comply with), any cur- rent or future regulations or official interpretations thereof and any agreements entered into pursuant to Sec-
tion 1471(b)(1) of the current Code (or any amended or successor version described above) and any intergovern- mental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Re- serve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (round- ed upwards, if necessary, to the next 1/100 of 1%) charged to the Administrative Agent on such day on such transactions from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary that owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or Equity Interests of one or more other FSHCOs.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pro- nouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such oth- er Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment there- of or to protect such obligee against loss in respect thereof (in whole or in part); “Guarantee,” when used as a verb, and “Guaranteed” have correlative meanings.

“Guarantee Agreement” means the Guarantee Agreement to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit C.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, for- ward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or com- modity prices, either generally or under specific contingencies.

“IAC” means IAC/InterActiveCorp., a Delaware corporation.

“IAC 2012 Senior Notes” means the $500,000,000 aggregate principal amount of 4.75% senior notes due 2022 issued by IAC on December 21, 2012 and any exchange notes related thereto.

“IAC 2013 Senior Notes” means the $500,000,000 aggregate principal amount of 4.875% senior notes due 2018 issued by IAC on November 15, 2013 and any exchange notes related thereto.

“IAC Credit Agreement” means the credit agreement dated as of December 21, 2012, as amended and re- stated on or about the Closing Date (as further amended, restated, extended, supplemented or otherwise modified from time to time) among IAC, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as ad- ministrative agent and collateral agent.

“IAC Facility Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the secured parties under the IAC Credit Agreement.

“IAC Group” means IAC and its subsidiaries not including the Match Group.

“IAC Guarantor” means any member of the IAC Group that is an obligor under the IAC Credit Agreement or the IAC Senior Notes.

“IAC/Match Intercompany Debt” means subject to compliance by IAC on a pro forma basis with Section 6.10 of the IAC Credit Agreement as in effect on the Closing Date, the incurrence prior to the Match Offering, extension of existing or settlement of (x) unsecured intercompany loans, intercompany payables and intercompany receivables between the Match Group and the IAC Group or (y) any intercompany contributions from the IAC Group to the Match Group (and, in each case, payments or distributions thereon), in each case (i) under intercompany arrangements existing as of the Closing Date or put in place in connection with the Match Offering or related transactions, in connection with the acquisition of Plentyoffish Media Inc. or (iii) in connection with cash management arrangements; provided that, to the extent any IAC/Match Intercompany Debt remains outstanding or is incurred following the Separation Date, the Consolidated Net Leverage Ratio (calculated on a pro forma basis) on the Separation Date (or if incurred after the Separation Date, the date of such incurrence) shall be equal to or less than 4.50 to 1.00.

“IAC Senior Notes” means the IAC 2012 Senior Notes and the IAC 2013 Senior Notes.

“IAC Subordinated Debt Facility” has the meaning assigned to such term in Section 6.01(z).

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate.”

“Incremental Amount” means, at any time, the greater of:

(a)	the excess (if any) of (i)$150,000,000 over
(ii)    the aggregate amount of all Incremental Term Loan Commitments and Incre- mental Revolving Commitments, in each case, established after the Closing Date and prior to such time and outstanding pursuant to Section 2.02; and

(b)any amounts so long as immediately after giving pro forma effect to the establishment of the commitments in respect thereof, any Asset Acquisition consummated concurrently therewith and the use of proceeds of the loans thereunder, both (x) the Secured Net Leverage Ratio is equal to or less than (i) prior to the Term B-1 Loan Repayment Date, 2.25 to 1.00 (or, if such Incremental Facility is incurred in connection with the Match Transactions, 4.00 to 1.00) and (ii) on or after the Term B-1 Loan Repayment Date, 3.50 to 1.00 and (y) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00, in each case, only on the date of the initial incurrence of (or commitment in respect of) the applicable Incremental Facility (except as set forth in the final paragraph under Section 6.01) and calculated (x) as if any commit- ments in respect of Ratio Debt and Incremental Revolving Commitments were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any such Incremental Facility or any sim- ultaneous incurrence of Ratio Debt.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and sub- stance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Lenders or, in the case of any Es- crow Incremental Term Loans, the Escrow Assumption Agreement in respect thereof.

“Incremental Assumption Agreement No. 1” means the Incremental Assumption Agreement and Amend- ment No. 1 dated as of the Term B-1 Effective Date relating to the Term B-1 Loans.

“Incremental Commitment” means an Incremental Term Loan Commitment or an Incremental Revolving Commitment.

“Incremental Facility” means the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Sec- tion 2.02, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an out- standing Incremental Revolving Loan.

“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Commitment to make additional Revolving Loans.

“Incremental Term A Facility” means any Incremental Term Facility designated by the Borrower as an “In- cremental Term A Facility.”

“Incremental Term A Loans” means any term loans borrowed under an Incremental Term A Facility.

“Incremental Term Facility” means the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstand- ing Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Sec- tion 2.02, to make Incremental Term Loans to the Borrower. Any commitment of any lender established pursuant to Section 2.02(d) to make Escrow Incremental Term Loans to an Escrow Borrower shall not constitute Incremental Term Loan Commitments unless and until the Borrower has assumed all of the obligations of the Escrow Borrower with respect thereto in accordance with Section 2.02(d).

“Incremental Term Loans” means any term loans borrowed in connection with an Incremental Assumption Agreement. Any Escrow Incremental Term Loans shall not constitute Incremental Term Loans unless and until the Borrower has assumed all of the obligations of the Escrow Borrower with respect thereto in accordance with Section 2.02(d).

“Indebtedness” of any Person at any date means, without duplication:

(1)all liabilities, contingent or otherwise, of such Person for borrowed money;

(2)all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4)all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except (i) trade payables and accrued expenses incurred by such Person in the ordinary course of business and (ii) amounts accrued associated with contingent consideration arrangements;

(5)	all Capital Lease Obligations of such Person;

(6)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7)all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; provided that Indebtedness of the Borrower or its subsidiaries that is Guaranteed by the Borrower or the Borrower’s subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its subsidiaries on a consolidated basis; and

(8)all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (excluding obligations arising from inventory transactions in the ordinary course of business).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (6), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.13.

“Insolvent” with respect to any Multiemployer Plan means the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intel- lectual property, whether arising under United States, multinational or foreign laws or otherwise, including copy- rights, patents, trademarks, service marks, trade dress, internet domain names, software, data, databases, technology, know-how, trade secrets, processes and other confidential or proprietary information, together with all registrations and applications for registration thereof, all licenses thereof or pertaining thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination to (b) Consolidated Interest Expense for such Test Period.

(A)The Interest Coverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of In- debtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of In- debtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or (except when calculating the Interest Coverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period;

(2)any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such trans- action or series of related transactions exceeds $2,000,000 individually, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition, (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation) incurring Acquired Indebtedness and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) (including any cost savings and synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings and synergies relating to such pro forma event occurring within 12 months (or expected, in the good faith determination of the Borrower, to occur within 12 months) of such pro forma event and during such period or (except when calculating the Interest Coverage Ratio for purposes of determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with Section 6.10) subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 10 % of Consolidated EBITDA for such period calculated prior to giving effect to such pro forma adjustments) occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such pro forma event occurred on the first day of the Test Period, and, provided, further, that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed $50,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)in calculating Consolidated Interest Expense for purposes of the Interest Coverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;
(2)    if interest on any Indebtedness actually incurred on the date of determination may option- ally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency inter- bank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;
(3)    notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctu- ating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements gov- erning such Hedging Obligations;
(4)    interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and

(5)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate rea- sonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of inter- est implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, Sep- tember and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to any Eurocurrency Loan, (a) initially, the period commencing on the borrow- ing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if available to all Lenders under the applicable Facility, twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (b) thereafter, each period commencing on the last day of the next preceding In- terest Period applicable to such Eurocurrency Loan and ending one week, one month, two months, three months or six months (or, if agreed to by all Lenders under the applicable Facility, twelve months or such other, shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)the Borrower may not select an Interest Period for a Revolving Loan that would extend beyond the Revolving Termination Date or an Interest Period for a Term Loan that would extend beyond the date the final payment is due on such Term Loan; and

(iii)any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the Administrative Agent (which determina- tion shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency deter- mined by the Administrative Agent from such service as the Administrative Agent may select.

“Investments” has the meaning assigned to such term in Section 6.11.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and each other Issuing Bank designated pursuant to Section 2.17(j), each in its capacity as an issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.17(i). The Borrower may, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), arrange for one or more Letters of Credit to be issued by other Lenders, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit is- sued by such Lender; provided that no such Lender shall have any obligation to be an Issuing Bank unless it agrees to do so in its sole discretion.

“Judgment Currency” has the meaning assigned to such term in Section 9.14.

“Junior Debt” means Indebtedness for borrowed money that is (x) unsecured, or (y) by its terms subordi- nated or junior in right of payment or security to the Obligations, in each case with an aggregate outstanding princi- pal amount in excess of $50,000,000.

“Junior Debt Restricted Payment” means, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any if its Restricted Subsidiaries, of or in respect of principal of or interest on any Junior Debt (or any Indebtedness incurred as Refinancing Indebtedness in respect thereof); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)refinancings with any Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Debt from constituting “applicable high yield discount ob- ligations” within the meaning of Section 163(i)(l) of the Code, and principal on the scheduled maturity date of any Junior Debt;

(c)payments or distributions in respect of all or any portion of the Junior Debt with the pro- ceeds from the issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen months prior thereto; or
(d)the conversion of any Junior Debt to Qualified Equity Interests of the Borrower. “Latest Maturity Date” means, at any date of determination, the latest of the latest Revolving Termination
Date and the latest maturity date in respect of any Class of Term Loans, in each case then in effect on such date of determination.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a demand for payment or drawing under a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Let- ter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by the Issuing Bank or any refund of a reimbursement payment made by the Issuing Bank to the Borrower, in each case in a cur- rency other than Dollars, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it pur- chased with Dollars the currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“Lead Arrangers” means, collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Deutsche Bank Securities Inc., BNP Paribas Securities Corp. and Goldman Sachs Lending Partners LLC, as joint lead arrangers and joint bookrunners.

“Lender Presentations” means the (i) Lender Presentation made available to the Lenders in connection with the Lender meeting held on September 17, 2015 with respect to the Revolving Facility and this Agreement and (ii) Lender Presentation made available to the Lenders in connection with the Lender meeting held on October 27, 2015 with respect to the Term B-1 Facility and this Agreement.

“Lenders” means the Persons listed on Schedule 1.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or any Incremental Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.17.

“LIBOR Quoted Currency” means Dollars, Euros, Sterling and Yen.

“LIBOR Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Association (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. “Lien” shall not, however, include any interest of a vendor in any inventory of the Borrower or any of its Restricted Subsidiaries arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory to the Borrower or any of its Restricted Subsidiaries.
“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Restricted Subsidiaries, the consummation of which is not con- ditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or ex-

pense would be payable by the Borrower or its Restricted Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Loan Documents” means the collective reference to this Agreement, the Guarantee Agreement, the Collateral Documents, any Incremental Assumption Agreement, the Letters of Credit and any amendments or waivers to any of the foregoing.

“Loan Parties” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Screen Rates” means the Australian Dollar Screen Rate and the CDOR Screen Rate; provided, that, if any Local Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agree- ment.

“Match Group” means the Borrower and its subsidiaries.

“Match Offering” means the issuance by the Borrower of up to an aggregate of 20% of the economic inter- est represented by all outstanding capital stock of the Borrower as of the date of the Match Offering (after giving pro forma effect to the issuance of such capital stock in such offering) in an initial underwritten public offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act.

“Match Transaction Distributions” means dividends or distributions of cash and other property from the Match Group to the IAC Group (i) of a combination of cash and/or Pre-IPO Notes which, in the aggregate, do not exceed the net cash proceeds of the Match Offering, (ii) of a combination of the net cash proceeds of certain Indebtedness incurred by the Match Group on or prior to the date of the Match Offering and/or debt securities issued by Match or IAC (including the Senior Notes) which, in the aggregate, do not exceed $1,500,000,000, in each case, designated by the Borrower as incurred in connection with the Match Offering, (iii) of any cash on the balance sheet of the Match Group on the Closing Date and any cash flow of the Match Group accruing from and after the Closing Date until the date of the Match Offering and (iv) without duplication, in an amount equal to any proceeds from cash common equity contributions received by the Match Group after the Closing Date and prior to the date of the Match Offering, in each case so long as, on a pro forma basis after giving effect thereto and to the other transactions consummated in connection therewith, (x) the Borrower is in compliance with Section 6.10, (y) no Default or Event of Default shall have occurred and be continuing and (z) in the case of any dividend or distribution under clause (iii) above occurring on or after the Separation Date, on the date of such distribution, (A) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00 and (B) no Loans are outstanding under the Revolving Facility.

“Match Transactions” means, the Match Offering, and in connection therewith, the entry into a number of related transactions and agreements with the IAC Group, including, but not limited to:

(a)entry into and consummation of the transactions contemplated under a master transaction agreement, an investor rights agreement, a services agreement, a tax sharing agreement, an employee matters agreement and similar agreements and arrangements and the transactions in connection therewith;

(b)	the IAC/Match Intercompany Debt;

(c)	the Match Transaction Distributions;
(d)the entry into this Agreement and any Incremental Assumption Agreements and perfor- mance of the obligations hereunder and thereunder and any related agreements, including any guarantee agreements or pledge agreements; and

(e)	the creation of, and payments under, the IAC Subordinated Debt Facility.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or con- dition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole that results in a mate- rial impairment of the ability of the Borrower to perform any payment obligations hereunder or (b) the validity or enforceability of this Agreement or the other Loan Documents or the rights or remedies of the Administrative Agent (including in its capacity as Collateral Agent) or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been or are required to have been delivered, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 2.50% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 2.50% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries; provided that in the event Wholly Owned Subsidiaries that are Domestic Subsidiaries that would otherwise not be Material Domestic Subsidiaries shall in the aggregate account for a percentage in excess of 7.50% of the consolidated assets of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries or 7.50% of the consolidated revenues of the Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries as of the end of and for the most recently completed fiscal quarter, then one or more of such Domestic Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Domestic Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Domestic Subsidiaries to the extent necessary to eliminate such excess.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of a Swap Agreement, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obliga- tions of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maxi- mum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Restricted Subsidiary of the Borrower, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, that has assets or revenues (including third party revenues but not including intercompany revenues) with a value in excess of 1.0% of the consolidated assets of the Borrower or 1.0% of the consolidated revenues of the Borrower; provided that in the event Restricted Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 7.5% of the consolidated assets of the Borrower or 7.5% of the consolidated revenues of the Borrower as of the end of and for the most recently completed fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to Section 5.01, then one or more of such Restricted Subsidiaries designated by the Borrower (or, if the Borrower shall make no designation, one or more of such Restricted Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Borrower), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means:
(a)100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or pur- chase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale, net of
(i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and bro- kerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of In- debtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt or obliga tions secured by a Lien that is junior to the Liens securing the Obligations), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents and Other First Lien Debt),
(iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date); provided, that, if the Borrower shall de- liver an Officer’s Certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Sub- sidiaries or to make Asset Acquisitions and other Investments permitted hereunder (excluding Cash Equivalents or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Pro- ceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed (x) prior to the Term B-1 Loan Repayment Date, $50,000,000 and (y) on or after the Term B-1 Loan Repayment Date, $150,000,000 (and in each case thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);
(b)100% of the cash proceeds actually received by the Borrower or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of attorneys’ fees, accountants’ fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) re- quired payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt or obligations secured by a Lien that is junior to the Liens securing the Obligations), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then out- standing debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof; provided, that, if the Borrower shall deliver an Officer’s Certificate to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 365 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Asset Acquisitions and other Investments permitted hereunder (excluding Cash Equivalents or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contrac- tually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually commit- ted to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed (x) prior to the Term B-1 Loan Repayment

Date, $50,000,000 and (y) on or after the Term B-1 Loan Repayment Date, $150,000,000 (and in each case thereaf- ter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c)100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidi- ary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Term Loans), net of all fees (in- cluding investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(c).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Defaulting Revolving Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary other than a Loan Party.

“Non-Quoted Currency” means each of Australian Dollars and Canadian Dollars.

“Non-U.S. Lender” means any Lender that is not a U.S. Lender.

“Obligations” means the unpaid principal of and interest on (including interest, fees and expenses accruing after the maturity of the Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding) the Loans, the obligations of the Loan Parties to reimburse the Issuing Bank for demands for payment or drawings under a Letter of Credit, and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Cash Management Agreement or any other document made, delivered or given in connection here- with or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, the Lead Arrangers or to any Lender that are required to be paid by the Borrower pursuant hereto). Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate of a Financial Officer in form and substance reasonably accepta- ble to the Administrative Agent.

“Other First Lien Debt” means obligations secured by Liens on the Collateral that are equal and ratable with the Liens thereon securing the Term B-1 Loans pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Revolving Credit” means, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate then outstanding principal amount of such Revolving Lender’s Revolving Loans and such Revolving Lender’s LC Exposure.

“parent” has the meaning assigned to such term in the definition of “subsidiary.”

“Parent Company” has the meaning assigned to such term in the definition of “Bankruptcy Event.”

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).
“Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any suc- cessor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent (acting reasonably), as the same shall be supplemented from time to time by any supplement thereto or otherwise.

“Permitted Encumbrances” means:

(a)Liens imposed by law for taxes, assessments or governmental charges that are not yet due or are being contested in compliance with Section 5.04;

(b)landlord’s, carriers’, warehousemen’s, mechanics’, supplier’s, materialmen’s, repair- men’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation (or pursuant to letters of credit issued in connection with such workers’ compensation compliance), unemployment insurance and other social security laws or regulations;

(d)deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obli- gations, surety and appeal bonds, performance bonds, leases, subleases, government contracts and return- of-money bonds, letters of credit and other obligations of a like nature, in each case in the ordinary course of business (exclusive of the obligation for the payment of borrowed money);

(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f)easements, zoning restrictions, rights-of-way, survey exception, minor encumbrances, reservation of, licenses, electric lines, telegraph and telephone lines and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)Liens securing obligations in respect of trade-related letters of credit and covering the goods (or the documents of title in respect of such goods) financed or the purchase of which is supported by such letters of credit and the proceeds and products thereof;

(h)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(i)Liens securing obligations in respect of letters of credit, bank guarantees, warehouse re- ceipts or similar instruments issued to support performance obligations (other than Obligations in respect of Indebtedness) and trade-related letters of credit, in each case, outstanding on the Closing Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Holders” means any one or more of (a) IAC and its wholly owned subsidiaries, (b) Barry Diller,
(c)each of the respective Affiliated Persons of the Person referred to in clause (b) and (d) any Person a majority of the aggregate voting power of all the outstanding classes or series of the equity securities of which are beneficially owned by any one or more of the Persons referred to in clauses (a), (b) or (c).

“Permitted Liens” means Liens permitted by Section 6.02.

“Permitted Mandatory Prepayments” means with respect to any Indebtedness, any requirement to prepay such Indebtedness (i) in connection with any asset sale or event of loss (with associated reinvestment rights), (ii) in respect of Refinancing Indebtedness, (iii) in respect of Indebtedness not permitted to be incurred by the terms of such Indebtedness, (iv) in connection with any cash sweep provisions customary in the determination of the Borrower for term loan B facilities or (v) in connection with any change of control.

“Permitted Ratio Debt” means Permitted Secured Ratio Debt and Permitted Unsecured Ratio Debt.

“Permitted Secured Ratio Debt” means Indebtedness of the Borrower so long as, (I) on a pro forma basis after giving effect thereto and the use of proceeds thereof (calculated (x) as if any outstanding commitments for all such Indebtedness, Permitted Unsecured Ratio Debt and Incremental Commitments were fully drawn on the effec- tive date thereof and (y) excluding any cash constituting proceeds of any such Indebtedness or any simultaneous incurrence of Permitted Unsecured Ratio Debt and/or Incremental Facilities), the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00 and the Secured Net Leverage Ratio is equal to or less than (x) prior to the Term B-1 Loan Repayment Date, 2.25 to 1.00 (or, if such Permitted Secured Ratio Debt is incurred in connection with the Match Transactions, 4.00 to 1.00) and (y) on or after the Term B-1 Loan Repayment Date, 3.50 to 1.00, in each case, only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness, (II) no Default shall have occurred and be continuing after giving effect thereto, (III) the Borrower shall be in compliance with Section
6.10 as of the last day of the most recent Test Period on a pro forma basis after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, (IV) the maturity date of such Indebtedness shall be no earlier than 90 days following the Latest Maturity Date then in effect and such Indebtedness shall not require any mandato- ry prepayments other than Permitted Mandatory Prepayments, (V) such Indebtedness (w) shall not require scheduled amortization payments (excluding the final installment thereof) in excess of 1.00% per annum of the original aggre- gate principal amount thereof, (x) shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (y) shall have no finan- cial maintenance covenants of a different type than those set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than those set forth in Section 6.10, and (z) does not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to this Agree- ment as determined in good faith by the Borrower unless, in each case of clauses (y) and (z) such terms become ap- plicable only after the Revolving Facility shall have matured or been terminated and any Term Loans existing at such date have been paid in full, (VI) such Indebtedness is not guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and is secured on an equal and ratable or junior lien basis by the same Collateral (and no additional Collateral) securing the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (VII) if such Indebtedness is in the form of term loans, such Indebtedness shall be subject to the “most-favored nations” provision of Section 2.02(b)(v) as if such Indebtedness was incurred as an Incremental Term Loan under this Agreement (and with pricing increases with respect to the Term B-1 Loans to occur as, and to the extent provided in the “most favored nations” provision of Section 2.02(b)(v) as if such Indebt- edness was incurred as an Incremental Term Loan hereunder); provided that the Escrow Assumption with respect to any Escrow Permitted Ratio Debt shall not be permitted unless on the date thereof (after giving effect thereto) the conditions set forth above would be satisfied if the Borrower was borrowing such Permitted Ratio Debt on the date of such Escrow Assumption; provided further any Escrow Permitted Ratio Debt shall not constitute Permitted Unse- cured Ratio Debt unless the Escrow Assumption with respect thereto shall have occurred.

“Permitted Unsecured Ratio Debt” means unsecured Indebtedness of the Borrower so long as, (I) on a pro forma basis after giving effect thereto and the use of proceeds thereof (calculated (x) as if any outstanding commit-

ments for all such Indebtedness, Permitted Secured Ratio Debt and Incremental Commitments were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of such Indebtedness or any simultaneous incurrence of Permitted Secured Ratio Debt and/or Incremental Facilities), the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00 only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness, (II) no Default shall have occurred and be continuing after giving effect thereto, (III) the Borrower shall be in compliance with Section 6.10 on a pro forma basis as of the last day of the most recently completed Test Period after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, (IV) other than with respect to either Indebtedness the aggregate principal amount of which does not exceed $50,000,000 or Indebtedness issued in exchange for the IAC 2012 Senior Notes in connection with the Match Transactions, the maturity date of such Indebtedness shall be no earlier than 90 days following the Latest Maturity Date then in effect and such Indebtedness shall not require any mandatory prepayments other than Permitted Mandatory Prepayments, (V) such Indebtedness (w) shall not require scheduled amortization payments (excluding the final installment thereof) in excess of 1.00% per annum of the original aggregate principal amount thereof, (x) shall not have a Weighted Average Life to Maturity that is shorter than the then longest remaining Weighted Average Life to Maturity of any then out- standing Term Loans, (y) shall have no financial maintenance covenants of a different type than those set forth in Section 6.10, and no financial maintenance covenants that are more restrictive than those set forth in Section 6.10, and (z) does not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to this Agreement as determined in good faith by the Borrower unless, in each case of clauses (y) and (z) such terms become applicable only after the Revolving Facility shall have matured or been terminated and any Term Loans existing at such date have been paid in full and (VI) such Indebtedness shall not be guaranteed by any subsidiaries of the Borrower other than Guarantees by the Guarantors that by their terms are subordinated in right of payment to the Obligations; provided that the Escrow Assumption with respect to any Escrow Permitted Ratio Debt shall not be permitted unless on the date thereof (after giving effect thereto) the conditions set forth above would be satisfied if the Borrower was borrowing such Permitted Ratio Debt on the date of such Escrow Assumption; provided further, any Escrow Permitted Ratio Debt shall not constitute Permitted Unsecured Ratio Debt until the Escrow Assumption with respect thereto shall have occurred.

“person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Ex- change Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquir- ing, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any suc- cessor provision.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorpo- rated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Mul- tiemployer Plan), subject to the provisions of Section 302 and Title IV of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.18.

“Pledge Agreement” means the Pledge Agreement by the Borrower and the Subsidiary Guarantors, sub- stantially in the form of Exhibit D.
“Pre-IPO Note” means any intercompany debt (i) owed by the Borrower to any member of the IAC Group,
(ii)incurred within 30 days prior to the Match Offering, (iii) having a maturity not in excess of 30 days, (iv) that by its terms is subordinated in right of payment to the obligations under the Senior Secured Credit Facilities, and (v) that is designated as such by the Borrower.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other eq- uity interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Pricing Grid” means the table below:

Consolidated Net Leverage Ratio	Commitment Fee Rate	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
>4.00:1.00	0.40%	2.25%	1.25%
<4.00:1.00 but >3.00:1.00	0.35%	2.00%	1.00%
<3.00:1.00 but >2.00:1.00	0.30%	1.75%	0.75%
<2.00:1.00	0.25%	1.50%	0.50%
For the purposes of the Pricing Grid, changes in the Applicable Rate and Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.01 and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Net Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Princeton Review Group” means the line of business operated by TPR Education Offshore Holdings LLC and its subsidiaries as of the Term B-1 Effective Date as reasonably determined by the Borrower.
“Pro Rata Extension Offer” has the meaning assigned to such term in Section 2.19(a).
“Public Lender” has the meaning assigned to such term in Section 9.18.

“Purchase Offer” has the meaning assigned to such term in Section 2.21(a).

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Borrower.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the cur- rency is Sterling, Australian Dollars or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is Euro, two TARGET2 Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Recovery Event” means any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (in- cluding any improvements thereon).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period:

(a)in relation to Loans in Australian Dollars, as the bid rate observed by the relevant Refer- ence Bank for Australian Dollars denominated bank accepted bills and negotiable certificates of deposit is- sued by banks which are for the time being designated “Prime Banks” by the Australian Financial Markets Association that have a remaining maturity equal to the relevant Interest Period;

(b)in relation to Loans in Canadian Dollars, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period; and

(c)in relation to Loans in any currency other than AUD, CAD and Euros, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period;

provided, that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement

“Reference Banks” means such banks as may be selected by the Administrative Agent (subject to consent by each such Reference Bank) and are reasonably acceptable to the Borrower.

“refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.

“Refinancing Amendment” has the meaning assigned to such term in Section 2.20(e).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary incurred in ex- change for, or the proceeds of which are used to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(a)the principal amount (and accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (and accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(b)the obligor of Refinancing Indebtedness does not include any Person (other than the Bor- rower or any Restricted Subsidiary) that is not an obligor of the Refinanced Indebtedness;

(c)if the Refinanced Indebtedness was by its terms subordinated in right of payment to the Loans or the Guarantee Agreement, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans or the Guarantee Agreement, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(d)the Refinancing Indebtedness has a final stated maturity either (a) no earlier than the Re- financed Indebtedness being redeemed or refinanced or (b) after the date that is 90 days after the last ma- turity date applicable to the Loans at the time the Refinancing Indebtedness is incurred; and

(e)the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or pri- or to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being redeemed or refinanced that is scheduled to mature on or prior to the last maturity date applicable to the Loans at the time the Refinancing Indebtedness is incurred (provided that Refinancing Indebtedness in re- spect of Refinanced Indebtedness that has no amortization may provide for amortization installments, sink-

ing fund payments, senior maturity dates or other required payments of principal of up to 1% of the aggre- gate principal amount per annum).

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Related Business” means any business in which the Borrower or any Restricted Subsidiary was engaged on the Closing Date or any reasonable extension of such business and any business related, ancillary or complementary to any business of the Borrower or any Restricted Subsidiary in which the Borrower or any Restricted Subsidiary was engaged on the Closing Date or any reasonable extension of such business.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reor- ganization within the meaning of Section 4241 of ERISA.

“Replacement Revolving Facilities” has the meaning assigned to such term in Section 2.20(c).

“Replacement Revolving Facility Commitments” has the meaning assigned to such term in Section 2.20(c).

“Replacement Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.20(c).

“Replacement Revolving Loans” has the meaning assigned to such term in Section 2.20(c).

“Repricing Event” means (i) any prepayment or repayment of Term B-1 Loans with the proceeds of, or conversion of all or any portion of the Term B-1 Loans into, any new or replacement term loans bearing interest with an All-in Yield less than the All-in Yield applicable to the Term B-1 Loans subject to such event (as such com- parative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or re- payment of Term B-1 Loans in connection with a Change of Control constitute a Repricing Event and (ii) any amendment to this Agreement which reduces the All-in Yield applicable to the Term B-1 Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non- Consenting Lender in connection with any such amendment pursuant to Section 2.16(c)).

“Required Lenders” means, at any time, Lenders having Term Loans and Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) at such time; provided, that the Term Loans, Revolving Commitments and Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” means, with respect to any Excess Cash Flow Period, 75%; provided, that, if the Secured Net Leverage Ratio as of the end of such Excess Cash Flow Period is (x) less than or equal to 2.25 to 1.00 but greater than 2.00 to 1.00, such percentage shall be 50%, (y) less than or equal to 2.00 to 1.00 but greater than

1.50	to 1.00, such percentage shall be 25% or (z) less than or equal to 1.50 to 1.00, such percentage shall be 0%.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Commitments (or if the Revolving Commitments have terminated, Total Revolving Exposure outstanding) that, taken together, represent more than 50% of the sum of all Revolving Commitments (or, if the Revolving Commitments have terminated, Total Revolving Exposure outstanding at such time; provided, that the Revolving Commitments and Total Revolving Exposure outstanding of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requirements of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other or- ganizational or governing documents of such Person, and any law, treaty, rule, regulation or official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the pur- chase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of the Borrower or any option, warrant or other right to acquire any such Equity Interests or (c) any Junior Debt Restricted Payment.

“Restricted Subsidiary” means any subsidiary of the Borrower other than Unrestricted Subsidiaries.

“Retained Excess Cash Flow Amount” means, as at any date of determination, an amount determined on a cumulative basis equal to, without duplication, (a) the cumulative amount of Excess Cash Flow for all Excess Cash Flow Periods completed prior to such date, plus (b) the cumulative amount of all Declined Prepayment Amounts, plus (c) following the date of the Match Offering, the net cash proceeds of any sale of Qualified Equity Interests by, or capital contribution to the common equity of, the Borrower, minus (d) the amount of such Excess Cash Flow re- quired to be applied to prepay the Loans pursuant to Section 2.08(d) during or with respect to such applicable Ex- cess Cash Flow Periods (without giving effect to any reduction in respect of prepayments of Indebtedness as provided in clauses (ii)(a) and (b) thereof), minus (e) the cumulative amount of Restricted Payments made with Retained Excess Cash Flow from and after the Term B-1 Effective Date and on or prior to such time, minus (f) the cumulative amount of Investments made with Retained Excess Cash Flow from and after the Term B-1 Effective Date and on or prior to such time (net of any dividends, distributions, profits, returns or similar amounts in respect of any such In- vestments).

“Revocation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”
“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and purchase participation interests in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.01A or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms of this Agreement (including as increased, extended or replaced as provided in Section 2.02, 2.19 and 2.20). The original aggregate Dollar Amount of all Revolving Commitments is $500,000,000.
“Revolving Commitment Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the Total Revolving Commitments at such time.
“Revolving Commitment Period” means the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Facility” means the credit facility constituted by the Revolving Commitments and the exten- sions of credit thereunder.
“Revolving Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December during the Revolving Commitment Period and (b) the last day of the Revolving Commitment Period.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(a).

“Revolving Termination Date” means the fifth anniversary of the Closing Date.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. De- partment of State, the United Nations Security Council or the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or en- forced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Indebtedness of the Borrower and its Restricted Subsidiaries secured by a Lien on any assets of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination (as set forth on the balance sheet and determined on a consolidated basis in accordance with GAAP) minus the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such date in an amount not to exceed (x) prior to the Term B-1 Loan Repayment Date, $100,000,000 and (y) on or after the Term B-1 Loan Re- payment Date, $200,000,000 to (ii) Consolidated EBITDA for such Test Period.

(A)    The Secured Net Leverage Ratio shall be calculated for any period after giving effect on a pro forma basis (as if they had occurred on the first day of the applicable Test Period) to:

(1)    the incurrence of any Indebtedness of the Borrower or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge of Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable Test Period or at any time subsequent to the last day of such Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Test Period;
(2)    any (w) Asset Sale, (x) asset sale if the Fair Market Value of the assets sold in such trans- action or series of related transactions exceeds $2,000,000, which is solely excluded from the definition of Asset Sale pursuant to clause (7) of such definition ), (y) Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition or as a result of a Revocation)) incurring Acquired Indebtedness and also including any Consolidated EBITDA associated with any such Asset Acquisition) or (z) operational restructuring (each a “pro forma event”) (including any cost savings and synergies resulting from head count reduction, closure of facilities and similar operational and other cost savings and synergies relating to such pro forma event occur- ring within 12 months (or expected, in the good faith determination of the Borrower, to occur within 12 months) of such pro forma event and during such period or subsequent to such period and on or prior to the date of such calculation, in each case that are expected to have a continuing impact and are factually supportable, and which adjustments the Borrower determines are reasonable as set forth in an Officer’s Certificate; provided that the aggregate amount of all such cost savings and synergies pursuant to this clause (A)(2) and the second paragraph of the definition of “Consolidated EBITDA” shall in no event exceed 10% of Consolidated EBITDA for such period calculated prior to giving effect to such pro forma adjustments)

occurring during the Test Period or at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such pro forma event occurred on the first day of the Test Period and; provided, further, that asset sales described in clause (A)(2)(x) in an aggregate amount not to exceed
$50,000,000 in any Test Period shall not be required to be given pro forma effect; and

(B)    in calculating Consolidated Interest Expense for purposes of the Secured Net Leverage Ratio with respect to any Indebtedness being given pro forma effect:

(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;
(2)    if interest on any Indebtedness actually incurred on the date of determination may option- ally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency inter- bank offered rate, or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the Test Period;
(3)    notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctu- ating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements gov- erning such Hedging Obligations;
(4)    interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Test Period; and
(5)    interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate rea- sonably determined by a responsible financial or accounting Officer of the Borrower to be the rate of inter- est implicit in such Capital Lease Obligation in accordance with GAAP.

“Secured Parties” has the meaning assigned to such term in the Pledge Agreement.

“Separation Date” means the date on which the Borrower is designated as an Unrestricted Subsidiary under and in accordance with the IAC Credit Agreement and each of the indentures governing the IAC Senior Notes, as applicable, in connection with the Match Transactions.

“Senior Notes” means the up to $500,000,000 aggregate principal amount of 6.75% Senior Notes due 2022 issued by the Borrower in connection with the offer to exchange any and all outstanding IAC 2012 Senior Notes launched on October 16, 2015, and any exchange notes related thereto.

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Subsidiary Guarantor and any Person that (i) at the time such Swap Agreement is entered into is a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party or (ii) in the case of any such Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent Party or an Affiliate of a Lender or an Agent Party, unless, when entered into, such Swap Agreement is des- ignated in writing by the Borrower and such Lender or Agent Party or Affiliate of a Lender or Agent Party to the Administrative Agent to not be included as a Specified Swap Agreement.

“Specified Time” means approximately 11:00 a.m., London time.

“Standard & Poor’s” means Standard & Poor’s Rating Services a division of The McGraw-Hill Companies, Inc.
“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”):

(1)any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof is at the time owned or con- trolled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person (or a combination thereof); and

(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Guarantee Agreement; pro- vided that no Excluded Subsidiary shall be required to be a Subsidiary Guarantor of any obligations under this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transac- tion or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means Bank of America, N.A..

“TARGET2 Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other pay- ment system reasonably determined by the Administrative Agent to be a suitable replacement) is open for the set- tlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings im- posed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B-1 Commitment” means, as to any Term B-1 Lender, the obligation of such Term B-1 Lender to make Term B-1 Loans in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I of the Incremental Assumption Agreement No. 1 or in the Assignment and Assumption or In- cremental Assumption Agreement pursuant to which such Term B-1 Lender became a party hereto as the same may be changed from time to time pursuant to the terms of this Agreement (including as increased, extended or replaced as provided in Section 2.02, 2.19 and 2.20). The original aggregate amount of all Term B-1 Commitments is
$800,000,000.

“Term B-1 Effective Date” has the meaning assigned to such term in the Incremental Assumption Agree- ment No. 1.

“Term B-1 Facility” means the credit facility constituted by the Term B-1 Commitments and the Term B-1 Loans thereunder.

“Term B-1 Lender” means each Lender that has a Term B-1 Commitment or that holds Term B-1 Loans.

“Term B-1 Loan Repayment Date” means the date on which all Term B-1 Loans are no longer outstanding.

“Term B-1 Loans” means the Term Loans made pursuant to the Term B-1 Commitment.

“Term B-1 Maturity Date” means the date that is seven years from the Term B-1 Effective Date; provided that, if any Senior Notes remain outstanding on the date that is 91 days prior to the maturity date of the Senior Notes, the Term B-1 Maturity Date shall be the date that is 91 days prior to the maturity date of the Senior Notes.
“Term Facility” means a credit facility in respect of Term Loans hereunder including the Term B-1 Facility.

“Term Lender” means each Lender that holds Term Loans.

“Term Loan Commitment” means any Commitment in respect of Term Loans including the Term B-1 Commitments.

“Term Loan Standstill Period” has the meaning assigned to such term in Section 7.01(d).

“Term Loans” means the Term B-1 Loans, any Incremental Term Loan, Extended Term Loan or Refinanc- ing Term Loans incurred hereunder; provided that no Escrow Incremental Term Loan shall be deemed to be a Term Loan outstanding hereunder until the Escrow Assumption with respect thereto shall have occurred.

“Test Period” means the four consecutive fiscal quarter period most recently ended; provided that, prior to the first date that financial statements shall have been delivered pursuant to Section 5.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2015. A Test Period may be designated by reference to the last day thereof (i.e. the June 30, 2015 Test Period refers to the period of four consec- utive fiscal quarters of the Borrower ended June 30, 2015), and a Test Period shall be deemed to end on the last day thereof.

“Total Assets” means, as of any date of determination, the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the most recent consoli- dated balance sheet of the Borrower as of such date (which calculation shall give pro forma effect to any acquisition or asset sale by the Borrower or any of its Restricted Subsidiaries, in each case involving the payment or receipt by the Borrower or any of its Restricted Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $50,000,000 that has occurred since the date of such consolidated balance sheet, as if such acquisition or Asset Sale had occurred on the last day of the fiscal period covered by such balance sheet).

“Total Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Total Revolving Commitments” means, at any time, the aggregate principal amount of the Revolving Commitments then in effect.

“Total Revolving Exposure” means, at any time, the sum of the Total Revolving Loans and LC Exposure outstanding at such time.

“Total Revolving Loans” means, at any time, the aggregate principal amount of the Revolving Loans of the Revolving Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the ex- ecution, delivery and performance by the Loan Parties of the other Loan Documents, the borrowing of Loans and the use of proceeds thereof.

“Tutor.com Group” means the line of business operated by Tutor.com, Inc. and its subsidiaries as of the Term B-1 Effective Date as reasonably determined by the Borrower.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Unrestricted Subsidiary” means (a) any subsidiary of the Borrower listed on Schedule 1.01B, (b) any subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower after the Closing Date in a written notice to the Administrative Agent and (c) any subsidiary of any subsidiary described in clause (a) or (b) above; provided that (i) no Default shall have occurred and be continuing at the time of or after giving effect to the designation of a subsidiary as an Unrestricted Subsidiary (a “Designation”) and (ii) at the time of and immediately after giving effect to such Designation, the Borrower shall be in compliance with Section 6.10; provided, further, that no subsidiary shall be designated as an Unrestricted Subsidiary unless (w) no creditor of such subsidiary shall have any claim (whether pursuant to a Guarantee or otherwise) against the Borrower or any of its Restricted Subsidiaries in respect of any Indebtedness or other obligation (except for obligations arising by operation of law, including joint and several liability for taxes, ERISA and similar items) of such subsidiary (collectively, “Unrestricted Subsidiary Support Obligations”), except pursuant to Investments which are made in accordance with Section 6.11;such subsidiary is not party to any transaction with the Borrower or any Restricted Subsidiary unless the terms of such transaction complies with Section 6.06 and (y) no Investments may be made in any such subsidiary by the Borrower or any Restricted Subsidiary except to the extent permitted under Section 6.11 other than Section 6.11(e) (it being understood that, if a subsidiary is designated as an Unrestricted Subsidiary after the Closing Date, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated shall be deemed to be an Investment made as of the time of such designation and shall be subject to the limits set forth in Section 6.11 (other than Section 6.11(e))). It is understood that Unrestricted Subsidiaries shall be disregarded for the purposes of any calculation pursuant to this Agreement relating to financial matters with respect to the Borrower.

The Borrower may revoke the designation of a subsidiary as an Unrestricted Subsidiary pursuant to a writ- ten notice to the Administrative Agent so long as, after giving pro forma effect to such revocation, (i) (x) the Con- solidated Net Leverage Ratio shall be less than or equal to the Consolidated Net Leverage Ratio and (y) the Interest Coverage Ratio shall be equal to or higher than the Interest Coverage Ratio, in each case, then required to be main- tained by the Borrower pursuant to Section 6.10 and (ii) no Default shall be in existence( a “Revocation”). Upon any Revocation, such Unrestricted Subsidiary shall constitute a Restricted Subsidiary for all purposes of this Agreement and the Borrower shall comply with Section 5.09 if such subsidiary is a Material Domestic Subsidiary. In the case of any Revocation, if the designation of such subsidiary as an Unrestricted Subsidiary caused the availa- ble basket amount referred to in Section 6.11 (other than Section 6.11(e)) to be utilized by an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the subsidiary so designated (the amount so utilized, the “Designation Amount”), then, effective upon such Revo- cation, such available basket amount shall be increased by the lesser of (i) the Designation Amount and (ii) the ag- gregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such subsidiary at the time of such Revocation.

“Unrestricted Subsidiary Support Obligations” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(e)(ii)(B)(3).

“Voting Stock” means the stock of the class or classes pursuant to which the holders thereof have the gen- eral voting power under ordinary circumstances to elect at least a majority of the Board of Directors of the Borrower (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remain- ing installment, sinking fund, serial maturity or other required payment of principal, including payment at final ma- turity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a subsidiary of which 100% of the Equity Interests (except for direc- tors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly Owned Subsidiaries and, solely for the purpose of the definition of “Material Domestic Subsidiary,” excluding any subsidiary whose sole assets are Equity Interests in one or more subsidiaries that are not Wholly Owned Subsidiaries.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corre- sponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, amended and restated, extended or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The foregoing standards shall also apply to the other Loan Documents.

SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of any determinations associated with leases, including, without limitation, determinations of whether such leases are capital leases, whether obligations under such leases are Capital Lease Obligations, the amount of any Capital Lease Obligations associated with such leases, and the amount of operating expenses associated with such leases, Consolidated EBITDA, Consolidated Interest Expense, Indebtedness, the Consolidated Net Leverage Ratio, the Secured Net Leverage Ratio and the Interest Coverage Ratio shall be determined based on generally accepted accounting principles in the United States of America in effect on the Closing Date; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify after consultation with the Borrower to be appropriate to the extent necessary to reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.06    Currency Equivalents Generally.
(a)Unless the context otherwise requires, any amount specified in this Agreement to be in Dollars shall also include the Dollar Amount of any Alternative Currency. The maximum amount of Indebtedness and other threshold amounts that the Borrower and its Restricted Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness and other threshold amounts solely as a result of fluc- tuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness and other threshold amounts by the Borrower and any Restricted Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.

(b)(i)The Administrative Agent shall determine the Dollar Amount of any Letter of Credit denomi- nated in an Alternative Currency as of the date of the issuance thereof and on the first Business Day of each calendar month on which such Letter of Credit is outstanding, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dollar Amount of such Letter of Credit until the next required calculation thereof pursuant to this Section. The Administrative Agent shall in addition determine the Dollar Amount of any Letter of Credit denominated in an Alternative Currency as provided in Sections 2.17(e) and 2.17(l).

(ii)Administrative Agent shall determine the Dollar Amount of any Borrowing denominated in an Al- ternative Currency on or about the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall, except as provided in the next sentence, be the Dollar Amount of such Borrowing until the next required calculation thereof pursuant to this Section.

(iii)The Administrative Agent may also determine the Dollar Amount of any Borrowing or Letters of Credit denominated in an Alternative Currency as of such other dates as the Administrative Agent shall determine, in each case using the Exchange Rate in effect on the date of determination, and each such amount shall be the Dol- lar Amount of such Borrowing or Letter of Credit until the next calculation thereof pursuant to this Section.

(iv)The Administrative Agent shall notify the Borrower, the applicable Lenders and the Issuing Bank of each determination of the Dollar Amount of each Letter of Credit, Borrowing and LC Disbursement.

(c)Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any other document related thereto, provides for one or more automatic in- creases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

ARTICLE II
The Credits
SECTION 2.01    Commitments.

(a)Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Revolving Lender severally agrees to make to the Borrower revolving credit loans denominated in Dollars or an Alternative Currency (“Revolving Loans”) in an aggregate principal amount that will not result at the time of such Borrowing in (A) the Dollar Amount of such Lender’s Outstanding Revolving Credit under the Revolving Commitments exceeding such Lender’s Revolving Commitment or (B) the Dollar Amount of Revolving Loans in Alternative Currencies exceeding the Alternative Currency Revolving Sublimit. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurocurrency Loans or, in the case of Revolving Loans in Dollars, ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.03 and 2.05. Each Revolving Loan under the Revolving Commitments shall be made as part of a Borrowing consisting of Revolving Loans made by the

Revolving Lenders thereunder ratably in accordance with their respective Revolving Commitments. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender of its obligations hereunder; provided that the Revolving Commitments of the Revolving Lenders are several and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required. When more than one Class of Revolving Loans exists, each Borrowing of Revolving Loans shall be made pro rata across each Class.

(b)Subject to the terms and conditions hereof and in the Incremental Assumption Agreement No. 1, each Term B-1 Lender severally agrees to make to the Borrower Term B-1 Loans denominated in Dollars on the Term B-1 Effective Date in an amount equal to such Term B-1 Lender’s Term B-1 Commitment. Term B-1 Loans that are repaid or prepaid may not be reborrowed.

(c)At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the applicable outstanding Commitment. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Borrowings outstanding.

SECTION 2.02    Incremental Revolving Commitments and Incremental Term Loans.

(a)The Borrower may, by written notice to the Administrative Agent from time to time, request In- cremental Term Loan Commitments and/or Incremental Revolving Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or established (if commitments in respect of such Incremental Term Loans are established on a date prior to funding) or Incremental Revolving Commitments are established (except, in each case, as set forth in the final paragraph under Section 6.01) from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which, in each case, may in- clude any existing Lender (but no such Lender shall be required to participate in any such Incremental Facility with- out its consent), but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.05) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their sole discretion; provided that (i) each Incremental Revolving Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.05, the Issuing Bank (which approvals shall not be unreasona- bly withheld, conditioned or delayed) and (ii) the aggregate principal amount of Incremental Term A Loans permit- ted to be incurred hereunder shall not exceed $250,000,000. Such notice shall set forth (i) the amount of the Incre- mental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effec- tive and (iii) whether such Incremental Facility is an Incremental Term A Facility.

(b)The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation (including, without limitation, amendments to this Agreement) as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Commitments; provided that:

(i)any Incremental Revolving Commitments shall have the same terms as the Revolving Commitments, shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Termination Date and shall be on the same terms and pursuant to the same documentation applicable to the Revolving Commitments,

(ii)except with respect to any Escrow Incremental Term Loans until the assumption by the Borrower thereof, the Incremental Term Loans shall not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations and shall be secured on a pari passu basis by the same Collateral (and no additional Collateral) securing the Obligations,

(iii)the scheduled final maturity date of any Incremental Term A Facility shall be no earlier than the Revolving Termination Date and the scheduled final maturity date of any other Incremental Term Facility shall be no earlier than the later of (x) 90 days following the Revolving Termination Date and (y) the scheduled final maturity date of any then outstanding Term Loans,

(iv)no Incremental Facility (other than the Term B-1 Term Loans incurred on the Term B-1 Effective Date and an Incremental Term A Facility) shall require scheduled amortization payments (excluding the final installment thereof) in excess of 1.00% per annum of the original aggregate principal amount thereof; and

(v)any Incremental Term Facility shall be on terms (other than pricing, amortization, maturi- ty, prepayment premiums and mandatory prepayments) and pursuant to documentation substantially similar to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent; provided that such Incremental Facilities (x) shall have no financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, and no financial maintenance covenants that are more restric- tive than the financial covenants set forth in Section 6.10 and (y) shall not have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Re- volving Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements); (II) become applicable only after the Revolving Facility shall have matured or been termi- nated and any Term Loans existing at such date have been paid in full or (III) apply to Escrow Incremental Term Loans solely until the Escrow Assumption with respect thereto occurs; provided, however, with re- spect to any Incremental Term Loans, the All-in Yield shall be as agreed by the respective Incremental Term Lenders and the Borrower, except that the All-in Yield in respect of any such Incremental Term Loans may exceed the All-in Yield in respect of the Term B-1 Loans by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Rate (or the “LIBOR floor” as provided in the following proviso) applicable to such Term B-1 Loans shall be in- creased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided, that to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Incremental Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term B-1 Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate ap- plicable to such Term B-1 Loans then outstanding.

(c)Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended or amended and restated to the extent (but only to the extent) neces- sary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby as provided for in Section 9.02. Any amendment or amendment and restatement to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.02 (includ- ing, without limitation, to provide for the establishment of Incremental Term Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

(d)The Borrower may, by written notice to the Administrative Agent from time to time, request Es- crow Incremental Term Loans which shall be incurred by an Escrow Borrower. Such notice shall set forth (i) the amount of the Escrow Incremental Term Loans being requested (which shall be in minimum increments of
$5,000,000 and a minimum amount of $10,000,000, or equal to the then remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Escrow Incremental Term Loans are requested to be borrowed by the Escrow Borrower and (iii) the identity of the Escrow Borrower. The Escrow Incremental Term Loans shall be incurred by an Escrow Borrower; provided that:

(i)    prior to the Escrow Assumption thereof, the Escrow Incremental Term Loans shall be in- curred pursuant to and governed by loan documentation and escrow documentation, if any, separate from this Agreement and the other Loan Documents, which such loan documentation shall specify (A) the terms of the Escrow Assumption Agreement, (B) the terms of the Incremental Term Loans following the Escrow Assumption of such Escrow Incremental Term Loans and (C) that following the Escrow Assumption, the lenders thereunder shall agree to be bound by this Agreement and the other Loan Documents as permitted to be amended by Section 2.02(c) and Section 9.02;

(ii)    unless otherwise agreed by the Administrative Agent, the administrative agent and es- crow agent, if any, for such Escrow Incremental Term Loans shall be the Administrative Agent; provided that if the Administrative Agent acts as administrative agent for such Escrow Incremental Term Loans, the Administrative Agent in its capacity as administrative agent for such Escrow Incremental Term Loans shall receive (A) documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the Act, in each case as requested at least three Business Days prior to the date on which such Escrow Incremental Term Loans are requested to become effective and (B) all documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent in its capacity as administrative agent for such Escrow Incremental Term Loans;

(iii)    Escrow Incremental Term Loans shall not be deemed to be outstanding under this Agreement or any other Loan Document for any purposes hereof (including, without limitation, for purposes of any financial calculation, the definition of “Obligations,” the definition of “Required Lenders” or Section 7.01, 9.02 or 9.03 hereof) and the obligations with respect thereto shall not be recourse to the Borrower or any Restricted Subsidiary, in each case, unless and until the Escrow Assumption with respect thereto shall have occurred;

(iv)    at the time of the Escrow Assumption (A) the conditions specified in clauses (b) and (e) of this Section 2.02 (other than the condition in 2.02(e)(ii) with respect to complying with 4.02(c)) shall be satisfied as if the Borrower was borrowing such Escrow Incremental Term Loans on the date of such Es- crow Assumption, (B) the Incremental Term Loan Commitments and/or Incremental Revolving Commitments plus such Escrow Incremental Term Loans then outstanding do not exceed the Incremental Amount at such time and (C) the aggregate principal amount of Incremental Term A Loans outstanding (including, if applicable, such Escrow Incremental Term Loans) incurred on or prior to such time do not exceed $250,000,000; and

(v)    following any Escrow Assumption (A) each Escrow Incremental Term Loan assumed by the Borrower shall be deemed outstanding under this Agreement as an Incremental Term Loan, (B) each of the lenders of such Escrow Incremental Term Loan shall be deemed to be Lenders hereunder, (C) Escrow Incremental Term Loans that were Eurocurrency Loans of a particular Borrowing shall initially be Eurocurrency Loans of a Borrowing under this Agreement with an initial Interest Period equal to the then remaining Interest Period for such Borrowing under this Agreement (and with the same Eurocurrency Rate) and (D) Escrow Incremental Term Loans assumed by the Borrower that were ABR Loans shall initially be ABR Loans under this Agreement.

(e)Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.02 unless (i) no Default or Event of Default shall exist after giving pro forma effect to such Incremental Term Loan Commitment or Incremental Revolving Commitment and the incurrence of Indebtedness thereunder and use of proceeds therefrom; provided, that in the event that any tranche of Incremental Facilities that are used to finance an acquisition permitted hereunder, to the extent the Incremental Lenders participating in such Incremental Facility agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement related to such acquisition (provided, that such Incremental Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such Incremental Facility); (ii) the conditions set forth in Section 4.02 have been complied with whether or not a Borrowing is made under the Incremental Facility on such date (other than clause (c) thereof which shall only be required to be complied with if a Borrowing is made on such date); (iii) after giving pro forma effect to such Incremental Term Loan Commitment or Incremental Revolving Commitment and the incurrence of Indebtedness thereunder (assuming such commitments are fully drawn on such date) and use of proceeds therefrom the Borrower would be in compliance with Section 6.10 as of the last day of the most recently ended Test Period only on the date of the initial incurrence of (or commitment in respect of) such Indebtedness; and (iv) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(f)Upon each increase in the establishment of any Incremental Revolving Commitments pursuant to this Section 2.02, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Lender providing a portion of the Incremental Revolving Commitments in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Incremental Revolving Lender) will equal such Lender’s Revolving Commitment Percentage and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitments either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to an Incremental Revolving Lender (in each case, reflecting such Incremental Revolving Commitments, such that Revolving Loans are held ratably in accordance with each Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. If there is a new Revolving Borrowing on such Incremental Revolving Commitment Closing Date, the Revolving Lenders after giving effect to such Incremental Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01.

SECTION 2.03    Procedure for Borrowing.

(a)To request a Revolving Borrowing or a Term B-1 Loan Borrowing on any Business Day, the Bor- rower shall notify the Administrative Agent of such request (x) in the case of ABR Loans, by telephone (which no- tice must be received by the Administrative Agent prior to 12:00 noon, New York City time on the requested Bor- rowing Date) or (y) in the case of Eurocurrency Loans, in writing (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time not less than (A) three Business Days prior to the requested Borrowing Date for Dollar Borrowing requests and (B) four Business Days prior to the requested Borrowing Date for Alternative Currency Revolving Borrowing requests). Any borrowing request shall be irrevocable (but may be conditioned on the occurrence of any event if the borrowing request includes a description of such event; provided that the relevant Lenders shall still be entitled to the benefits of Section 2.13) and any telephonic borrowing request shall be confirmed promptly in writing. Each such telephonic and written borrowing request shall specify the amount, currency and Type of Borrowing to be borrowed and the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. For the avoidance of doubt, subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and all Revolving Loans made in Alternative Currencies shall be Eurocurrency Loans.

(b)If no election as to the Type of Borrowing is specified for a Borrowing in Dollars, then the re- quested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eu- rocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s dura- tion. If no currency is specified for a Revolving Borrowing, the requested Borrowing shall be in Dollars. In making any determination of the Dollar Amount for purposes of calculating the amount of Revolving Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower delivers a borrowing request for such Revolving Loans pursuant to the provisions of Section 2.03(a).

SECTION 2.04    Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (x) in the case of any Loan denominated in Dollars, by 3:00 p.m. New York City time and (y) in the case of any Loan denominated in an Alternative Currency, by 12:00 noon local time in the place of settlement for such Alternative Currency, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or to any other account as shall have been designated by the Borrower in writing to the Administrative Agent in the applicable borrowing request. Each Lend- er at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Bor- rowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation in the relevant currency or (ii) in the case of the Borrower, the interest rate applicable to such Loans in the case of a Loan in Dollars or the applicable Eurocurrency Rate in the case of a Revolving Loan in an Alternative Currency. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(c)The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Sections 8.09 and 9.04(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Sections 8.09 or 9.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than pursuant to Section 2.18, no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Sections 8.09 or 9.04(c).
SECTION 2.05    Interest Elections.

(a)Each Borrowing denominated in Dollars initially shall be of the Type specified in the applicable borrowing request, and each Eurocurrency Borrowing in Dollars or an Alternative Currency shall have an initial Interest Period as specified in such borrowing request. Thereafter, the Borrower may elect to convert any Borrow- ing denominated in Dollars to a different Type or to continue such Borrowing as the same Type and may elect suc- cessive Interest Periods for any Eurocurrency Borrowing in Dollars or, in the case of Revolving Loans, an Alterna- tive Currency, all as provided in this Section. The Borrower may elect different Types or Interest Periods, as appli- cable, with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising the relevant portion of such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a request for a Borrowing would be required under Section 2.03, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly in writing.

(c)Each telephonic and written Interest Election Request shall specify (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be speci- fied pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day, (iii) in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing, and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Inter- est Period.” If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Inter- est Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as such for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Borrowing in an Alternative Currency shall be continued as such for an Interest Period of not more than one month.

SECTION 2.06    Termination and Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments of any Class or, from time to time, to reduce the amount of the Commitments of any Class; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Outstanding Revolving Credits would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to an integral multiple of $1,000,000 and not less than $5,000,000 and shall reduce permanently the Commitments of such Class then in effect.

SECTION 2.07    Repayment of Loans; Evidence of Debt.

(a)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(b)The Borrower unconditionally promises to pay the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.

(c)The Borrower shall repay principal of outstanding Term B-1 Loans on the last Business Day of each March, June, September and December of each year (commencing on the applicable day of the first full fiscal quarter of the Borrower after the Term B-1 Effective Date) and on the Term B-1 Maturity Date, in an aggregate principal amount of such Term B-1 Loans equal to (A) in the case of quarterly payments due prior to the Term B-1 Maturity Date, an amount equal to 1.25% of the aggregate principal amount of such Term B-1 Loans incurred on the Term B-1 Effective Date, and (B) in the case of such payment due on the Term B-1 Maturity Date, an amount equal to the then unpaid principal amount of such Term B-1 Loans outstanding.

(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidenc- ing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each relevant Lender’s share thereof.
(f)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.08    Prepayments.
(a)The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty (except as specifically provided in the last sentence of this Section 2.08(a)), upon notice deliv- ered to the Administrative Agent no later than 12:00 noon, New York City time (or in the case of an Alternative Currency, 11:00 a.m., London time), not less than three Business Days prior thereto, in the case of Eurocurrency Loans, no later than 12:00 noon, New York City time, on the date of such notice, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and the Loans to be prepaid; provided that, if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.13. Each such notice may be conditioned on the occurrence of one or more events (it being understood that the Administrative Agent and Lenders shall be entitled to assume that the Loans contemplated by such notice are to be made unless the Administrative Agent shall have received written notice revoking such notice of prepayment on or prior to the date of such prepayment). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). In the case of each prepayment of Loans pursuant to this Section 2.08(a), the Borrower may in its sole discretion select the Loans (of any Class) to be repaid, and such prepayment shall be paid to the appropriate Lenders in accordance with their respective pro rata share of such Loans. If any Repricing Event occurs prior to the date occurring 12 months after the Incremental Assumption Agreement No.1 Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Term B-1 Loans that are subject to such Repricing Event (including any Lender which is replaced pursuant to Sec- tion 2.16(c) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Term B-1 Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of such Repricing Event.
(b)If at any time for any reason the sum of the Dollar Amount of Outstanding Revolving Credit ex- ceeds the Total Revolving Commitments, the Borrower shall upon learning thereof, or upon the request of the Ad- ministrative Agent, immediately prepay the Revolving Loans in an aggregate principal amount at least equal to the amount of such excess; provided that solely with respect to any excess resulting from currency exchange rate fluctuations, this Section 2.08(b) shall not apply unless, on the last day of any fiscal quarter of the Borrower, the Dollar Amount of Outstanding Revolving Credit exceeds the Total Revolving Commitments by more than 2.5% as a result of such fluctuations.

(c)Beginning on the Term B-1 Effective Date, the Borrower shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (e) and (f) below; provided that no such prepayment shall be required if, on a pro forma basis after giving effect to such Asset Sale or Recovery Event, the Secured Net Lever- age Ratio is less than 1.50 to 1.00 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Term

Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds), no later than three (3) Business Days after the date on which such Refinancing Term Loans and/or Replacement Revolving Facility Commitments are incurred, to prepay Term Loans and/or Revolving Commitments in accordance with Section 2.20.
(d)Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.01(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow is greater than $0, the Borrower shall apply an amount to prepay Term Loans equal to (i) the Re- quired Percentage of such Excess Cash Flow minus (ii) the sum of (a) to the extent not financed using the proceeds of funded Indebtedness, the amount of any voluntary payments of Term Loans and amounts used to repurchase out- standing principal of Term Loans during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments and amounts so used to re- purchase principal of Term Loans after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (d)) pursuant to Sections 2.08(a) and Section 2.21 (it being understood that the amount of any such payments pursuant to Section 2.21 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith) and (b) to the extent not financed using the proceeds of funded Indebtedness, the amount of any voluntary payments of Revolving Loans to the extent that Revolving Commitments are terminated or reduced pursuant to Section 2.06 by the amount of such payments. Such calculation will be set forth in an Officer’s Certificate delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such Excess Cash Flow Period, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.
(e)Amounts to be applied in connection with prepayments of Term Loans pursuant to this Section 2.08 shall be applied to the prepayment of the Term Loans in accordance with Section 2.15(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.08, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied (i) first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13 and (ii) on a pro rata basis with respect to each Class of Term Loans except to the extent any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment provides that the Class of Term Loans incurred thereunder is to receive less than its pro rata share, in which case such prepayment shall be allocated to such Class of Term Loans as set forth in such Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment and to the other Classes of Term Loans on a pro rata basis. Each prepayment of the Term Loans under this Section 2.08 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.08(c)(1) or 2.08(d) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably de- tailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepay- ment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “De- clining Term Lender,” and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.08(c)(1) or 2.08(d) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each

Accepting Term Lender of the amount of such Declined Prepayment Amount and of any such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Term Loans (excluding the pro rata share of Declining Term Lenders)). Any such Accepting Term Lender may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Accepting Term Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Accepting Term Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrower. Each Term Lender’s ratable portion of such Declined Prepayment Amount (unless declined by the respective Term Lend- er as described in the preceding sentence) shall be applied to the respective Term Loans of such Lenders. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.08(a).

(g)Any prepayment of Term Loans of any Class shall be applied (i) in the case of prepayments made pursuant to Section 2.08(a), to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.07 as directed by the Borrower, or as otherwise provided in any Extension Amendment, any Incremental Assumption Amendment or Refinancing Amendment, and (ii) in the case of prepayments made pursuant to Section 2.08(c) or Section 2.08(d), to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section in direct order of maturity, or as otherwise provided in any Extension Amendment, any Incremental Assumption Amendment or Refinancing Amendment.

SECTION 2.09    Fees.

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee in Dollars for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the applicable Commitment Fee Rate on the average daily Dollar Amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Revolving Fee Payment Date, commencing on December 31, 2015.

(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Ap- plicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125
% per annum on the average daily Dollar Amount of the LC Exposure of the Letters of Credit issued by it (exclud- ing any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the fees agreed by the Issuing Bank and the Borrower with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees will be payable in Dollars quarterly in arrears on each Revolving Fee Payment Date, commencing on December 31, 2015; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365/366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances. All per annum fees shall be computed on the basis of a year of 365/366 days for actual days elapsed; provided that commitment fees shall be computed on the basis of a year of 360 days.

SECTION 2.10    Interest.

(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Eurocurrency Borrowing in any currency shall bear interest at the Eurocurrency Rate for such currency for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (in the case of such other amount in Dollars) or 2% plus the daily weighted average rate of all Loans in the relevant Alternative Currency (in the case of any such other amount in such Alternative Currency).

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in addition, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan pri- or to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) (A) in- terest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (B) interest computed by reference to the Australian Dollar Bank Bill Reference Rate and the CDOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Borrowings in Sterling shall be computed on the basis of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11    Alternate Rate of Interest.

(a)If at the time that the Administrative Agent shall seek to determine the Reference Bank Rate less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Eurocur- rency Rate for such Eurocurrency Borrowing, then (a) the Borrower and the Administrative Agent may mutually agree in their reasonable discretion to appoint one or more additional Reference Banks (subject to consent by such Reference Bank(s)) for purposes of establishing the Reference Bank Rate that shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing, or (b) if no additional Reference Banks are so appointed or if additional Reference Banks are so appointed and less than two Reference Banks supply such a rate, then the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Eurocurrency Borrowing and Section 2.11(b)(i) shall apply.

(b)	If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and bind- ing absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurren- cy Rate for a Loan in the applicable currency or for the applicable Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly re- flect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conver- sion of any Borrowing in Dollars to, or continuation of any Borrowing in Dollars as, a Eurocurrency Borrowing shall be ineffective and the Loans shall be converted to an ABR Borrowing and (ii) if any borrowing request re- quests a Eurocurrency Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing, and if such borrowing request requests a Borrowing denominated in an Alternative Currency or if any Interest Elec- tion Request requests the continuation of a Eurocurrency Borrowing in an Alternative Currency, such Borrowing or continuation shall be made or continued as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period plus the Applicable Rate; provided that if the circumstances giving rise to such notice affect only Borrowings in one currency, then Borrowings in other currencies will not be affected by the provisions of this Section.

SECTION 2.12    Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insur- ance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any reserve for eurocurrency funding that may be established or reestablished under Regulation D of the Board);

(ii)impose on any Lender any Taxes other than (A) Indemnified Taxes or Other Taxes in- demnified under Section 2.14 or (B) Excluded Taxes; or

(iii)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or other- wise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lend- er for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lend- er or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13    Break Funding Payments. In the event of (a) the payment of any principal of any Euro- currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (but not less than the available Eurocurrency rate quoted for the Eurocurrency interest period equal to the period from the date of such event to the last day of the then current Interest Period, or if there is no such Eurocurrency interest period, the lower of the Eurocurrency rates quoted for the closest Eurocurrency interest periods that are longer and shorter than such period). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pur- suant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14    Taxes.
(a)All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Requirements of Law; provided that if any applicable withholding agent shall be required by applicable Require- ments of Law to deduct any Taxes in respect of any such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased by the applicable Loan Party as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.14) have been made the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(b)In addition, without duplication of any obligation set forth in subsection (a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
(c)Without duplication of any obligation set forth in subsection (a), the Loan Parties shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and any Other Taxes paid by the Administrative Agent or such Lender (including Indemnified Taxes or Other Taxes imposed on asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a

Lender, shall be conclusive absent manifest error. If the Borrower determines that there is a reasonable basis to con- test any Indemnified Tax or Other Tax for which it is responsible hereunder, without limiting Borrower’s indemnifi- cation obligations hereunder, such Administrative Agent or Lender (as applicable) shall reasonably cooperate in pursuing such contest (at Borrower’s expense) so long as pursuing such contest would not, in the sole reasonable determination of the Administrative Agent or Lender, result in any additional unreimbursed costs or expenses or be otherwise disadvantageous to the Administrative Agent or such Lender. This Section shall not be construed to re- quire the Administrative Agent or Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent a copy, or if reasonably availa- ble to the Borrower a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Ad- ministrative Agent.
(e)(i)Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed docu- mentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding Tax or at a reduced rate of withholding.
(ii)Without limiting the generality of the foregoing,

(A)any U.S. Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Bor- rower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lend- er under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable to establish such Non-U.S. Lender’s entitlement to a reduced rate of, or exemption from, withholding:

(1)two properly executed originals of IRS Form W-8BEN or W-8BEN-E establish- ing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to an income tax treaty to which the United States is a party;

(2)	two properly executed originals of IRS Form W-8ECI;

(3)(x) executed originals of a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments to be received by such Lender will be effectively connected income (a “U.S. Tax Compliance Certificate”) and (y) two properly executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)to the extent a Lender is not the beneficial owner (for example, where the Lend- er is a partnership, or has sold a participation), two properly executed originals of IRS Form
W-8IMY, accompanied by properly executed IRS Form W-8ECI, IRS Form W-8BEN or W- 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G- 3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender), and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest ex-

emption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of such direct and indirect partner(s); and
(5)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Require- ments of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)If a payment made to a Lender under this Agreement or the other Loan Documents would be sub- ject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applica- ble), such Lender shall deliver to the Borrower or Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation pre- scribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code)and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be neces- sary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(v) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14(e).

(f)If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has re- ceived a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of- pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15    Pro Rata Treatment and Payments.

(a)Each borrowing of Revolving Loans by the Borrower from the Revolving Lenders and any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments then held by the Revolving Lenders. Each payment by the Borrower on account of any commitment fee or any letter of credit fee shall be paid ratably to the Revolving Lenders entitled thereto.
(b)Each prepayment by the Borrower on account of principal of any Loans of any Class shall be made pro rata according to the respective outstanding principal amounts of Loans of such Class then held by the

Lenders entitled to such payment (subject in the case of Term B-1 Loans to Section 2.08(f)). All repayments of principal of any Loans at stated maturity or upon acceleration shall be allocated pro rata according to the respective outstanding principal amounts of the matured or accelerated Loans then held by the relevant Lenders. All payments of interest in respect of any Loans shall be allocated pro rata according to the outstanding interest payable then owed to the relevant Lenders. Notwithstanding the foregoing, (A) any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise but excluding any amount that would other- wise be payable to such Defaulting Lender pursuant to Section 2.16 and Section 9.05) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated interest-bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent: (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Issuing Bank hereunder (including amounts owed under Section 2.09(b) or 9.04(c)), (2) second, to the funding of any Loan or LC Disbursement required by this Agreement, as determined by the Administrative Agent, (3) third, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (4) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (5) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (B) if such payment is a prepayment of the principal amount of Loans, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata (based on the amounts owing to each) prior to being applied to the prepayment of any Loan of any Defaulting Lender.

(c)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time (or as specified in the next sentence in the case of Loans in an Alternative Currency), on the date when due. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans in an Alternative Currency shall be made on the dates specified herein for the pro rata account of the relevant Lenders to which such payment is owed, in such Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent to the Bor- rower by the same time at least one Business Day prior to the date when due. All payments received by the Administrative Agent (i) after 2:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest and fees thereon. All such payments shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal, interest thereon shall be payable at the then applicable rate during such extension.

(d)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the rights of the Administrative Agent to hold and apply amounts to be paid to a Defaulting Lender in accordance with Section 2.15(b)) (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. To the extent necessary, the Administrative Agent shall enter into foreign currency ex- change transactions on customary terms to effect any such ratable payment and the payments made by the Administrative Agent following such transactions shall be deemed to be payments made by or on behalf of the Borrower hereunder.
(e)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain pay- ment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans and participations in LC Disbursements of such Class and accrued interest thereon than the proportion re- ceived by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value)

participations in the Loans and participations in LC Disbursements of such Class of other Lenders to the extent nec- essary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggre- gate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agree- ment and the other Loan Documents or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

SECTION 2.16    Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Each Lender may designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates; provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(b)If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accord- ance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non- Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Revolving Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all amounts owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender (each such Lender, a “Replacement Lender”) shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assign- ment the Borrower, Administrative Agent, such Non-Consenting Lender and the Replacement Lender shall other- wise comply with Section 9.05.

(d)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of Section 2.16(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

SECTION 2.17    Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request that standby letters of credit denominated in Dollars or an Alternative Currency be issued under this Agreement for its own account or the account of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issu- ance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the re- quested date of issuance, amendment, renewal or extension, but in any event no later than two Business Days prior to such date unless otherwise agreed by the Issuing Bank and the Administrative Agent) a notice requesting the issu- ance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Let- ter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issu- ance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000, (ii) the Dollar Amount of the total Outstanding Revolving Credits shall not exceed the Total Revolving Commitments and (iii) with respect to such Issuing Bank, the sum of the aggregate face amount of Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding Revolving Loans funded by such Issuing Bank, shall not exceed its Revolving Commitment.If the Borrower so requests in any applicable letter of credit application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date referenced in clause (c) below; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Re- quired Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not oth-

erwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unre- imbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Termination Date.

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit in- creasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lend- ers, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in fur- therance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Ad- ministrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Revolving Commitment Percent- age of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Such payment by the Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be Dollars, then in the currency of such LC Disbursement and (ii) subject to clause (l) of this Section, if the currency of the applicable LC Disbursement or reimbursement payment shall be an Alternative Currency, in Dollars in an amount equal to the Dollar Amount of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in the currency of such LC Disbursement an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that if such LC Disbursement is denominated in Dollars and is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be dis- charged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, (A) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and no further action required, the obligations of the Borrower to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Amount, calculated using the Exchange Rate on the applicable LC Participation Calculation Date, of such LC Disbursement and (B) in the case of each LC Dis- bursement, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Per- centage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Revolving Lender (and Section 2.04 shall apply, muta- tis mutandis, to such payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pur- suant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar Tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Revolving Borrower shall pay the amount of any such Tax requested by the Administrative Agent, the Issuing Bank or such Revolving Lender.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in ac- cordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, subject to the penultimate sentence of this clause (f), reimbursement obligations of the Borrower with respect to a Letter of Credit may be subject to avoidance by the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or any Restrict- ed Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or re- sponsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sen- tence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing there- under), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of com- petent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In further- ance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, exam- ine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date set forth in paragraph (e) of this Section 2.17, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is required to be reimbursed to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.10(c)(ii). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the ac- count of the replaced Issuing Bank pursuant to Section 2.09(b). From and after the effective date of any such re- placement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor and any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Bank) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(k)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or Revolving Lenders with LC Exposure rep- resenting greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this para- graph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in Dollars equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) amount payable in respect of any Letter of Credit or LC Disbursement shall be payable in the currency of such Letter of Credit or LC Disbursement, except that LC Disbursements in an Alternative Currency in respect of which the Borrower’s reimbursement obligations have been converted in Dollars as provided in paragraph (e) or (l) of this Section and interest accrued thereon shall be payable in Dollars, and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the oc- currence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement with respect to the Revolving Facility. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement with respect to the Revolving Facility. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)Conversion. In the event that the Loans become immediately due and payable on any date pursu- ant to Section 7.01, all amounts (i) that the Borrower are at the time or become thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denomi- nated in an Alternative Currency, (ii) that the Revolving Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Revolving Lender’s participa- tion in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Exchange Rate on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this para- graph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(m)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issu- ing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Bank or the benefi- ciary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commen- tary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Ser- vices Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(n)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit or related document, the terms hereof shall control.

SECTION 2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)Fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(a).

(b)The Commitments, Loans and Outstanding Revolving Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modifi- cation pursuant to Section 9.02 or Section 9.03); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an in- crease or extension of such Defaulting Lender’s Revolving Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c)If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then: (i)Such Defaulting Lender’s LC Exposure shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Revolving Commitment Percentages (but excluding the Revolving Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Outstanding Revolving Credits owed to all Non-Defaulting Lenders does not exceed the total of all Non-Defaulting Lenders’ Available Revolving Commitments, (y) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date), and (z) no Default shall have oc- curred and be continuing at such time;

(ii)If the reallocation described in clause (i) above cannot, or can only partially, be effect- ed, the Borrower shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;
(iii)If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower;
(iv)If LC Exposures of the Non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.09(a) and Section 2.09(b) shall be adjusted to reflect such Non-Defaulting Lenders’ LC Exposure as reallo- cated; and
(v)If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Sec-tion 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
(d)So long as such Defaulting Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Available Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non- Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).
The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and reme- dies that Borrower may have against such Defaulting Lender with respect to any funding default and that the Ad- ministrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Total Revolving Expo- sure shall be readjusted to reflect the inclusion of such Lender’s Available Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrower and any LC Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.19    Extensions of Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate out- standing Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such

Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, with- out limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing a Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Ex- tended Term Loan”) or an Extended Revolving Commitment for such Lender if such Lender is extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment,” and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which the Pro Rata Extension Offer is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).
(b)The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall, subject to clauses (ii) and (iii) of this proviso, have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,
(ii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates,
(iv)except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as the existing Class of Revolving Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment thereunder and (vi) such Extended Term Loans shall not have at any time (x) any financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Revolving Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Extended Term Loans are outstanding or (II) become applicable only after the Revolving Facility shall have matured or been terminated. Upon the effectiveness of any Ex- tension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby as provided for in Section 9.02(c). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the con- sent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commit- ments.

(c)Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have a Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have a Revolving Commitment having the terms of such Extended Revolving Commitment.

(d)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.19), (i) the aggregate amount of Extended Term Loans and Extended Revolving Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obliga- tions of the Class being extended, (iv) no Issuing Bank shall be obligated to issue Letters of Credit under such Ex- tended Revolving Commitments unless it shall have consented thereto and (vii) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Commitments.

(e)Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Ex- tension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.20    Refinancing Amendments.

(a)Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all proceeds of which are used to refinance in whole or in part any Class of Term Loans pursuant to Section 2.08(c). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)before and after giving effect to the Borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)the final maturity date of the Refinancing Term Loans shall be no earlier than the maturi- ty date of the refinanced Term Loans;

(iii)the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)the aggregate principal amount of the Refinancing Term Loans shall not exceed the out- standing principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (optional prepayment or mandatory prepayment or redemption terms shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);
(vi)there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;
(vii)Refinancing Term Loans shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral;
(viii)Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided other- wise in the case of such prepayments pursuant to Section 2.08(c)) hereunder, as specified in the applicable Refinancing Amendment; and
(ix)Refinancing Term Loans shall not at any time have (x) any financial maintenance cove- nants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Revolving Facility as determined in good faith by the Borrower unless, in each case of clauses and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such Refinancing Term Loans are outstanding or (II) become applicable only after the Revolving Facility shall have matured or been terminated.

(b)The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 9.05 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender of- fered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole dis- cretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)Notwithstanding anything to the contrary in this Agreement, the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i)    before and after giving effect to the establishment of such Replacement Revolving Facili- ty Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)    after giving effect to the establishment of any Replacement Revolving Facility Commit- ments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the ag-

gregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Com- mitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and ac- crued interest associated therewith;

(iii)    no Replacement Revolving Facility Commitments shall have a final maturity date (or re- quire commitment reductions or amortizations) prior to the Revolving Termination Date for the Revolving Commitments being replaced;

(iv)    all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement is- suing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, those, taken as a whole, applicable to the Revolving Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Revolving Termination Date or are otherwise reasonably acceptable to the Administrative Agent);

(v)    there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and

(vi)    Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its subsidiaries other than the Collateral.

In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Fa- cility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as:

(i)before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments,
(ii)the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans,
(iii)the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the scheduled final maturity date of the refinanced Term Loans,
(iv)there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and
(v)all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Restricted Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest scheduled final maturity date of any Loans then outstanding or are otherwise reasonably acceptable to the Administrative Agent).

Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to with- draw as an Issuing Bank, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d)The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Commitment pursuant to Section 9.05 to provide all or a portion of the Replacement Revolving Fa- cility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.

(e)The Borrower and each Lender providing the applicable Refinancing Term Loans shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments. For purposes of this Agreement and the other Loan Docu- ments, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have a Revolving Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.20), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incur- rence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable and (iv) all Refinancing Term Loans, Re- placement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations.

(f)Each party hereto hereby agrees that, upon the Refinancing Effective Date of any Refinancing Term Loans or Replacement Revolving Facility Commitments, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans or Replacement Re- volving Facility Commitments evidenced thereby as provided for in Section 9.02. Any amendment to this Agree- ment or any other Loan Document that is necessary to effect the provisions of this Section 2.20 (including, without limitation, to provide for the establishment of Incremental Term Loans) and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing between the Administrative Agent and the Borrower and furnished to the other parties hereto.

(g)No term loan established and outstanding under this Agreement pursuant to (i) any of Sections 2.02, 2.19 or 2.20 or (ii) an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders shall at any time have (x) any financial maintenance covenants of a different type than the financial covenants set forth in Section 6.10, or any financial maintenance covenants that are more restrictive than the financial covenants set forth in Section 6.10 or (y) have negative covenants and/or default provisions that, taken as a whole, are materially more restrictive than those applicable to the Revolving Facility as determined in good faith by the Borrower unless, in each case of clauses (x) and (y) such terms (I) (if favorable to all then existing Lenders) are in consultation with the Administrative Agent, incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) for so long as any such term loans are outstanding or (II) become applicable only after the Revolving Facility shall have matured or been terminated. This Section 2.20(g) shall not be waived, amended, amend- ed and restated or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Revolving Lenders or by the Borrower and the Administrative Agent with the consent of the Re- quired Revolving Lenders.

SECTION 2.21    Loan Repurchases.

(a)Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.21 and the Auction Procedures;

(ii)no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii)the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than
$25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and re- tired by the Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to Consolidated EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;
(v)no more than one Purchase Offer with respect to any Class may be ongoing at any one time.
(vi)the Borrower represents and warrants that no Loan Party shall have any material non- public information with respect to the Loan Parties or their subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or oth- erwise be material to, a Lender’s decision to participate in the Purchase Offer;

(vii)at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an officer certifying as to compliance with the preceding clause (vi);

(viii)any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis;

(ix)no purchase of any Term Loans shall be made from the proceeds of any Revolving Facili- ty Loan; and
(x)the Borrower is in Pro Forma Compliance with the financial covenant set forth in Section 6.10.

(b)The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.21, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.08 hereof.

(c)The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.21; provided, that notwithstand- ing anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.13, 2.15 and 9.05 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.21. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.04 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly orga- nized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02    Authorization; Enforceability. The Transactions (excluding use of proceeds) are within the corporate or other organizational powers of the Loan Parties and have been duly authorized by all necessary corporate or other organizational action. This Agreement has been and each other Loan Document will be duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights or remedies generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (excluding use of proceeds)
(a)do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or those which the failure to obtain would not be reasonably expected to result in a Material Adverse Effect and (ii) the filings referred to in Section 3.12, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority except where any such violation would not reasonably expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its assets except as would not reasonably expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries (other than any Permitted Lien).
SECTION 3.04    Financial Position. The Borrower has heretofore furnished to the Lenders its consoli- dated balance sheet and statements of income, stockholders’ equity and cash flows as of and for (a) the fiscal years ended December 31, 2014 and 2013 reported on by Ernst & Young LLP, independent public accountants and (b) the six months ended June 30, 2015. Such financial statements present fairly, in all material respects, the financial posi- tion and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) above.
SECTION 3.05    Properties.
(a)Each of the Borrower and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title and Permitted Liens that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their in- tended purposes or as, individually or in the aggregate, would not reasonably be expected to result in a Material Ad- verse Effect.
(b)Each of the Borrower and its Material Subsidiaries owns, or is validity licensed to use, all Intellectual Property used or held for use by such entities or necessary to operate their respective business as currently con- ducted and contemplated to be conducted, and the operation of their respective businesses by the Borrower and its Material Subsidiaries does not infringe upon or otherwise violate the rights of any other Person, except for any such Intellectual Property or infringements or violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06    Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) on the Closing Date, that involve this Agreement or the Transactions (excluding use of proceeds).

(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis reasonably likely to result in Environmental Liability.

SECTION 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08    Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.09    Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount which, if it were to become due, would cause a Material Adverse Effect.

SECTION 3.11    Disclosure. To the best of the Borrower’s knowledge, neither the Lender Presentations, the CIM, nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the state- ments therein, in the light of the circumstances under which they were made, not misleading as of the date furnished; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12    Pledge Agreement. The Pledge Agreement will (to the extent required thereby) create in favor of the Collateral Agent, for the benefit of the Lenders, a security interest in the Collateral described therein (subject to any limitations specified therein). In the case of the certificated pledged stock constituting securities de- scribed in Section 5.09(a) as of the Closing Date, when stock certificates representing such pledged stock are deliv- ered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Pledge Agreement as of the Closing Date, when financing statements specified on Schedule 3.12 in appropriate form are filed in the offices specified on Schedule 3.12, the Collateral Agent shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be perfected by control of securities or the filing of a financing statement, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens).
SECTION 3.13    No Change. Since December 31, 2014, there has been no event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.14    Guarantors. Set forth on Schedule 3.14 is a list of all Subsidiary Guarantors on the Term B-1 Effective Date, together with the jurisdiction of organization, and ownership and ownership percentages of Equity Interests held by each such Subsidiary Guarantor in each direct subsidiary of such Subsidiary Guarantor as of the Term B-1 Effective Date.
SECTION 3.15    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee Agreement,

(a)the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16    No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.17    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its subsidiaries and to their knowledge their respective officers, directors and employees are in compliance with Anti- Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any subsidiary or
(b)to the knowledge of the Borrower, any director, officer or employee of the Borrower or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of the Loans and no Letter of Credit shall be used by the Borrower in violation of any Anti-Corruption Law or applicable Sanctions. No representation is made under this Section 3.17 with respect to any of the end-user individuals of the internet services.

ARTICLE IV

Conditions

SECTION 4.01    Closing Date. The obligations of the Lenders to make the initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received (including by telecopy or email transmission) from each Loan Party party to the relevant Loan Document, a counterpart of such Loan Document signed on behalf of such Loan Party.

(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders as of the Closing Date and dated the Closing Date) of (i) Wachtell, Lipton, Rosen & Katz, counsel for the Borrower and certain of the Loan Parties and (ii) local counsel in each jurisdiction in which a Loan Party is organized and the laws of which are not covered by the opinion referred to in (i) above, in each case in form and substance reasonably satisfactory to the Ad- ministrative Agent and its counsel.

(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions (excluding use of proceeds) and any oth- er legal matters relating to the Loan Parties, this Agreement or the Transactions (excluding use of pro- ceeds), including a certificate of each Loan Party substantially in the form of Exhibit E, all in form and sub- stance reasonably satisfactory to the Administrative Agent and its counsel.

(d)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer, a Vice President, a Financial Officer of the Borrower or any other executive officer of the Borrower who has specific knowledge of the Borrower’s financial matters and is satisfactory to the Administrative Agent, confirming that (a) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the Closing Date and (b) as of the Closing Date, no Default has occurred and is continuing.

(e)     There shall have been delivered to the Administrative Agent an executed Perfection Certificate.

(f)The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, dated the Closing Date and signed by the chief financial officer of the Borrower.

(g)The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees of legal counsel to the Administra tive Agent, the Lead Arrangers and the Lenders) required to be reimbursed or paid by the Borrower here- under.

(h)Since December 31, 2014, there shall have been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(i)The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to docu- mentation satisfactory to the Administrative Agent.

(j)Other than the items set forth on Schedule 5.10, the Collateral Agent shall have received the certificates representing the certificated Equity Interests pledged pursuant to the Pledge Agreement, to- gether with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(k)Each Uniform Commercial Code financing statement or other filing required by the Pledge Agreement shall be in proper form for filing.

(l)Each Loan Party shall have provided the documentation and other information requested by the Lenders that is required by regulatory authorities under applicable “know your customer” and anti- money-laundering rules and regulations, including without limitation, the Act, in each case as requested at least three Business Days prior to the Closing Date.

(m)The Administrative Agent shall have received an executed promissory note payable to the order of each Lender that requested such promissory note at least one Business Day prior to the Closing Date (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

(n)The Borrower shall have paid as of the Closing Date immediately after giving effect thereto to the Administrative Agent for the account of each of the Revolving Lenders, an upfront fee as separately agreed.

(o)The Administrative Agent shall have received copies of the UCC-3s set forth on Schedule 4.01.
(p)The entry into and effectiveness of the IAC Credit Agreement shall have occurred sub- stantially concurrently with the effectiveness of this Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing) and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a)The representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that any such representation and warranty relates to an earlier date (in which case such representation and warranty shall have been true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date); provided that in the case of any Incremental Term Facility used to finance an acquisition permitted hereunder, to the extent the Lenders participating in such Incremental Term Facility agree, this Section 4.02(a) shall require only customary “specified representations” and “acquisition agreement representations” (i.e., those representations of the seller or the target (as applicable) in the applicable acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable subsidiary has the right to terminate its obligations under the applicable acquisition agreement as a result of the failure of such representations to be accurate) be true and correct in all material respects (except to the extent that any such representation and warranty is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).

(b)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)The Administrative Agent or Issuing Bank shall have received a borrowing notice in ac- cordance with Section 2.03 or a Letter of Credit request in accordance with Section 2.17(b), as applicable.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower or other applicable Loan Party on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit have expired or been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01    Financial Statements; Other Information. The Borrower will furnish to the Administra- tive Agent and each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all re- ported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit except as to the effectiveness of internal control over financial reporting with re- spect to any subsidiary acquired during such fiscal year in accordance with Regulation S-X under the Ex- change Act, as interpreted by the implementation guidance of the U.S. Securities Exchange Commission) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such accountants and disclosed there- in), and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements in reasonable detail, as determined by the Borrower;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statement of operations as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and the statements of stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by such officer and disclosed therein), subject to normal year-end audit adjustments and the absence of footnotes, and a schedule eliminating Unrestricted Subsidiaries and reconciling to the financial statements;

(c)within 90 days after the end of each fiscal year of the Borrower, forecasts of the cash and cash equivalents and long-term debt line items on the consolidated balance sheets and forecasts of the statements of operations and cash flows, in each case of the Borrower and the Restricted Subsidiaries on a quarterly basis for the then current fiscal year, in each case prepared by management of Borrower and sub- stantially in the form as the forecasts delivered by the Borrower to the Lead Arrangers prior to the Closing Date;

(d)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with re- spect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, (iii) stating whether any change in GAAP or in the application thereof that materially affects such fi- nancial statements has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements ac- companying such certificate, (iv) setting forth a description of any change in the jurisdiction of organization of the Borrower or any Material Domestic Subsidiary since the date of the most recent certificate delivered pursuant to this paragraph (d) (or, in the case of the first such certificate so delivered, since the Closing Date) and (v) setting forth a calculation in reasonable detail indicating which Domestic Subsidiaries are Material Domestic Subsidiaries;

(e)concurrently with any delivery of financial statements under clause (a) above, a certifi- cate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be limited to accounting matters and disclaim responsibility for legal interpretations);
(f)promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiem- ployer Plan; provided that if the Borrower and/or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan then, upon reasonable re- quest of the Administrative Agent, the Borrower and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; and
(g)promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial position of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent (on its own behalf or at the request of any Lender) may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information (including, in the case of certifications required pursuant to clause (b) above, the certifications accom- panying any such quarterly report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), or one or more an- nual or quarterly reports containing such information, shall have been posted by the Administrative Agent on Intra- Links or a similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Information required to be delivered pursuant to this Sec- tion 5.01 may also be delivered by electronic communications pursuant to procedures approved by the Administra- tive Agent. In the event any financial statements delivered under clause (a) or (b) above shall be restated, the Bor- rower shall deliver, promptly after such restated financial statements become available, revised completed certifi- cates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.18 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary thereof as to which there is a reasonable likelihood of an adverse determination that would reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount which would constitute a Material Adverse Effect; and

(d)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Restrict- ed Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except in each case (i) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) as such action is not prohibited under Sections 6.03, 6.04 or 6.05.
SECTION 5.04    Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accord- ance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies or in accordance with acceptable self insurance practices, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations, and (c) and use commercially reasonable efforts to maintain, prosecute and enforce its material Intellectual Property, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all ma- terial respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable times and as often as reasonably requested, provided that such visits, inspections, examinations and discussions shall, so long as no Default or Event of Default has occurred and is continuing, take place no more often than one time per fiscal year on a date to be determined by, and shall be coordinated by, the Borrower and the Administrative Agent.

SECTION 5.07    Compliance with Laws. The Borrower will, and will cause each of its Restricted Sub- sidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08    Use of Proceeds. The proceeds of the Loans will be used only to finance the general corporate purposes of the Borrower and its Restricted Subsidiaries, including to fund dividends and other distributions to IAC.

SECTION 5.09    Guarantors and Collateral.

(a)On the Closing Date (or such longer period as the Collateral Agent may agree in its sole discre- tion) each Restricted Subsidiary (other than an Excluded Subsidiary) will (A) become a party to the Guarantee Agreement and (B) become a party to the Pledge Agreement and pledge all of the Equity Interests of any Restricted Subsidiary (other than Excluded Equity Interests) directly owned by such Restricted Subsidiary and any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Restricted Subsidiary (other than Excluded Equity Interests) that may be issued or granted to, or held by, such Restricted Subsidiary while this Agreement is in effect; provided that such Restricted Subsidiary shall not be re- quired to take any action (including entry into any foreign pledge agreement or similar document) other than those actions expressly set forth in this clause (B) and deliver to the Collateral Agent any and all certificates representing such Equity Interests (to the extent certificated), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank.

(b)With respect to any Person that becomes a Restricted Subsidiary (other than an Excluded Subsidi- ary) after the Closing Date, or any Excluded Subsidiary that ceases to constitute an Excluded Subsidiary after the Closing Date, the Borrower will, within 30 days thereafter (or such longer period as the Collateral Agent may agree in its sole discretion) (i) cause such Restricted Subsidiary to (A) become a party to the Guarantee Agreement, (B) become a party to the Pledge Agreement or such other Collateral Document as may be reasonably requested by the Collateral Agent, (C) pledge all of the Equity Interests of any Restricted Subsidiary (other than Excluded Equity Interests) directly owned by such Restricted Subsidiary and any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Restricted Subsidiary (other than Excluded Equity Interests) that may be issued or granted to, or held by, such Restricted Subsidiary while this Agreement is in effect, (D) deliver to the Collateral Agent any and all certificates representing such Equity Interests (to the extent certificated), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (E) deliver to the Administrative Agent a certificate of such Restricted Subsidiary substantially in the form of Exhibit E, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent one or more legal opinions relating to the matters described above, which shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 5.10    Post-Closing Delivery of Certificated Equity Interests. Within 30 days of the Closing Date (or such later date as the Administrative Agent may reasonably agree), to the extent not previously delivered, the Borrower agrees that it will deliver to the Collateral Agent the certificates representing the certificated Equity Interests pledged pursuant to the Pledge Agreement listed on Schedule 5.10, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

SECTION 5.11    Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall, shall cause the Subsidiary Guarantors to (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or re- cordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administra- tive Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to
(i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s Equity Interests to the Liens granted by the Pledge Agreement to the extent required thereunder and
(iii)perfect and maintain the validity, effectiveness and priority of the Pledge Agreement and any of the Liens created thereunder.

SECTION 5.12    Ratings. The Borrower shall use commercially reasonable efforts to obtain and to maintain public ratings from Moody’s and Standard & Poor’s for the Term B-1 Loans; provided, however, that the Borrower shall not be required to obtain or maintain any specific rating.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been cash collateralized, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness incurred under the Loan Documents;
(b)Indebtedness in respect of the Senior Notes and Permitted Ratio Debt and any Refinancing Indebtedness thereof;
(c)(i) Indebtedness of the Borrower or any other subsidiary incurred to finance the acquisi- tion, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (provided that such Indebtedness is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of ac- quiring, constructing or improving such fixed or capital assets) in an aggregate amount under this clause (c) not to exceed the greater of $50,000,000 and 2.0% of Total Assets as of the time of incurrence; provided that (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with Section 6.10 and (ii) any Refinancing Indebtedness thereof;
(d)Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time out- standing not to exceed the multiple of (x) $50,000,000 and (y) the sum of 100% plus the percentage (which shall not be less than 0%) by which Consolidated EBITDA of the Borrower for the most recently ended Test Period exceeds Consolidated EBITDA of the Borrower for the most recent Test Period on the Closing Date;
(e)Indebtedness of any Non-Loan Party in an aggregate principal amount at any time out- standing not to exceed $25,000,000;
(f)Guarantees of any Indebtedness permitted pursuant to this Section 6.01 and any Refi- nancing Indebtedness thereof, so long as in the case of clause (b), the Loans are guaranteed by such Re- stricted Subsidiary to at least the same extent and, in the case of any Guarantees of Permitted Unsecured Debt or the Senior Notes, such Guarantees are by their terms subordinated in right of payment to the Obligations;

(g)	IAC/Match Intercompany Debt;
(h)(x) Indebtedness of the Borrower owed to any Restricted Subsidiary or of a Restricted Subsidiary owed to any other Restricted Subsidiary or the Borrower and (y) guarantees by any Restricted Subsidiary or the Borrower of any Indebtedness of the Borrower or any other Restricted Subsidiary; pro- vided, however, that upon any such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary or any such guarantee being of Indebtedness of any Person other than the Borrower or a Restricted Subsidiary, as applicable, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (h);
(i)Indebtedness outstanding on the Closing Date and set forth on Schedule 6.01 and any Re- financing Indebtedness thereof;
(j)(i) Indebtedness of any Person which becomes a Restricted Subsidiary after the Closing Date or is merged with or into or consolidated or amalgamated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness expressly assumed in connection with the acquisition of an as- set or assets from any other Person; provided that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Restricted Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing, and (y) the Borrower shall be in pro forma compliance with Section 6.10 and (ii) any Refinancing Indebtedness of such Indebtedness described in clause (i);
(k)Indebtedness constituting Investments not prohibited under Section 6.11 (other than Sec- tion 6.11(g));
(l)Indebtedness in respect of bid, performance, surety bonds or completion bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit sup- porting such bid, performance, surety or completion obligations;
(m)Indebtedness owed to any officers or employees of the Borrower or any Restricted Sub- sidiary; provided that the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding;
(n)Indebtedness arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving the Borrower or any Restricted Subsidiary, provided that the judgment, award(s) and/or settlements to which such Indebtedness relates would not constitute an Event of Default under Section 7.01(j);
(o)indemnification, adjustment of purchase price, deferred purchase price, contingent con- sideration or other compensation or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such obligations incurred or assumed in connection with such disposition outstanding under this clause (o) shall at no time exceed the gross proceeds (including Fair Market Value of non- cash proceeds measured at the time such noncash proceeds are received) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
(p)unsecured Indebtedness in respect of obligations of the Borrower or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money;
(q)letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other In- debtedness) in the ordinary course of business;

(r)Indebtedness arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; pro- vided, however, that such Indebtedness is extinguished within five Business Days of incurrence or (B) un- der any customary cash pooling or cash management agreement with a bank or other financial institution in the ordinary course of business;

(s)Indebtedness representing deferred compensation incurred in the ordinary course of business;
(t)Indebtedness arising in connection with endorsement of instruments for deposit in the or- dinary course of business;

(u)Indebtedness supported by a letter of credit, bank guarantee or similar instrument, in principal amount not in excess of the stated amount of such letter of credit, bank guarantee or similar instrument;

(v)the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(w)Indebtedness of the Borrower consisting of obligations for the payment of letters of credit in commitment amounts not to exceed $10,000,000 in the aggregate at any one time outstanding, excluding any commitment amounts for letters of credit issued pursuant to Indebtedness incurred under any other clause of this Section 6.01;

(x)any guarantee by the Borrower or any of its Restricted Subsidiaries, in the ordinary course of business, of obligations of suppliers, customers, franchisees and licensees of the Borrower or any of its Restricted Subsidiaries;

(y)	[reserved];

(z)unsecured intercompany Indebtedness owed by a member of the Match Group to a member of the IAC Group that is by its terms subordinated in right of payment to the Obligations (the “IAC Subordinated Debt Facility”), so long as, (I) in respect of each borrowing, on a pro forma basis after giving effect thereto and the use of proceeds thereof the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00 (excluding any cash constituting proceeds of such Indebtedness), (II) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (III) the Borrower shall be in compliance with Section 6.10 on a pro forma basis after giving effect to the incurrence of any such borrowing and the use of proceeds thereof, (IV) such Indebtedness has a scheduled final maturity date of at least 90 days after the Revolving Termination Date and any then outstanding Incremental Facility and such indebtedness shall not require any mandatory prepayments other than in connection with a change of control, (V) such indebtedness (x) shall not require scheduled amortization payments, (y) shall have no financial maintenance covenants of a different type than the Financial Covenants, and no financial maintenance covenants that are more restrictive than the Financial Covenants,and (z) does not have negative covenants and/or default provisions that are, taken as a whole, materially more restrictive than those applicable to the Senior Secured Credit Facilities as determined in good faith by the Borrower, and (VI) such Indebtedness shall not be guaranteed by any subsidiaries of the Borrower other than guarantees by the Guarantors that by their terms are subordinated in right of payment to the obligations under the Senior Secured Credit Facilities;

(aa)    Indebtedness of Loan Parties in an aggregate principal amount at any time outstanding not to exceed $25,000,000;

(bb)    any Pre-IPO Notes; and

(cc)    to the extent constituting Indebtedness, the Match Transactions.

Further, for purposes of determining compliance with this Section 6.01 and Section 6.02, at the option of the Borrower by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Acquisition permitted hereunder shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and the Secured Net Leverage Ratio and/or the Consolidated Net Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Rate or actual compliance with the Financial Covenants), both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such acquisition or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith.

SECTION 6.02    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien on any property or asset of the Borrower or any Restricted Subsidiary (or any improvements or accession thereto or proceeds therefrom) existing on the Closing Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrow- er or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;
(d)    Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pur- suant to Section 6.01(c); provided that (i) such Liens are incurred prior to or within 90 days after such ac- quisition or the completion of such construction and improvement with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any of its existing property other than the property financed by such Indebtedness;
(e)    deposits, reserves and other Liens securing credit card operations of the Borrower and its Restricted Subsidiaries;

(f)	Liens created by the Collateral Documents or otherwise securing the Obligations;

(g)	Liens on the Collateral securing Permitted Secured Ratio Debt;

(h)	[reserved];

(i)    Liens securing Guarantees of Permitted Secured Ratio Debt and Indebtedness permitted pursuant to Section 6.01(a); provided that, with respect to any such Liens securing Guarantees of Permitted Secured Ratio Debt an intercreditor agreement reasonably satisfactory to the Administrative Agent with re- spect to such Liens is in effect at such time;
(j)    Liens that do not secure Indebtedness and do not interfere with the material operations of the Borrower and the Restricted Subsidiaries and do not individually or in the aggregate materially impair the value of the assets of the Borrower and the Restricted Subsidiaries;
(k)    Liens deemed to secure Capital Lease Obligations incurred in connection with any sale and leaseback transaction permitted by Section 6.08;
(l)    licenses, sublicenses, leases or subleases that do not interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;
(m)    any interest or title of a lessor or sublessor under, and Liens arising from Uniform Com- mercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdic- tions) relating to, leases and subleases permitted hereunder;
(n)    normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers liens, rights of setoff or similar rights in favor of banks or other depository institutions and not securing any Indebtedness;
(o)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(p)    Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in respect of any acquisition or other investment by the Borrower or any Restricted Subsidiary;

(q)    Liens on assets of Non-Loan Parties securing Indebtedness permitted pursuant to Sections 6.01(d) and (e);

(r)    any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (b), (c), (d), (g), (i) or (q); provided that with respect to (b), (c) and (d), (x) the obligations secured thereby shall be limited to the obligations secured by the Lien so ex- tended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof) and (y) such Lien shall be limited to all or a part of the assets that secured the Lien so ex- tended, renewed or replaced;

(s)    Liens encumbering deposits made to secure obligations arising from common law, statu- tory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(t)    Liens securing Hedging Obligations entered into for bona fide hedging purposes of the Borrower or any Restricted Subsidiary not for the purpose of speculation;

(u)	Liens in favor of a Loan Party;

(v)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens in the ordinary course of business in favor of issuers of performance and surety bonds or bid bonds or with respect to health, safety and environmental regulations (other than for borrowed money) or letters of credit or bank guarantees is-

sued to support such bonds or requirements pursuant to the request of and for the account of such Person in the ordinary course of business;

(w)    Interests of vendors in inventory arising out of such inventory being subject to a “sale or return” arrangement with such vendor or any consignment by any third party of any inventory;

(x)    Liens securing Indebtedness owed by (a) a Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary that is a Subsidiary Guarantor or (b) the Borrower to a Subsidiary Guarantor;

(y)    Liens securing obligations pursuant to cash management agreements and treasury trans- actions; and

(z)    Liens arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower and its Restricted Subsidi- aries in the ordinary course of trading and on the supplier’s standard or usual terms.

provided that, at any time, no voluntary Lien shall be created, incurred, assumed or permitted to exist on any Equity Interests of any Restricted Subsidiary required to be pledged to secure the Obligations hereunder other than (i) Per- mitted Encumbrances described in clauses (a), (b) and (e) of the definition of “Permitted Encumbrances,” (ii) Liens securing the Obligations and (iii) Liens securing Permitted Secured Ratio Debt (and Liens securing Guarantees thereof permitted by Section 6.01(f)).

SECTION 6.03    Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)    any Person may merge or be consolidated with or into the Borrower in a transaction in which the Borrower is the continuing or surviving Person;
(ii)    any Person (other than the Borrower) may merge or consolidate with or into any Restrict- ed Subsidiary in a transaction in which the surviving entity is or becomes a Restricted Subsidiary; provided that, if such Person is a Subsidiary Guarantor, the surviving entity is the Borrower or is or substantially concurrently becomes a Subsidiary Guarantor;
(iii)    any merger, consolidation, Disposition, liquidation or dissolution not prohibited by Sec- tions 6.04, 6.05 and 6.11 shall be permitted;
(iv)    any Restricted Subsidiary may Dispose of its assets, and the Borrower or any Restricted Subsidiary may Dispose of any stock of any of its Restricted Subsidiaries, in each case to the Borrower or to another Restricted Subsidiary; and
(v)    any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04    Disposition of Property. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless at the time of such transaction and after giv- ing effect thereto and to the use of proceeds thereof, (i) no Default shall have occurred and be continuing and (ii) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (iii) in the case of an Asset Sale other than an Asset Swap if after giving pro forma effect to such Asset Sale (x) prior to the Term B-1 Loan Repayment Date, the Secured Net

Leverage Ratio is greater than 1.50 to 1.00 and (y) on or after the Term B-1 Loan Repayment Date, the Consolidated Net Leverage Ratio is greater than 4.50 to 1.00, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)any liabilities (as reflected in the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s bal- ance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such bal- ance sheet) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms sub- ordinated in right of payment to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,
(ii)any securities, notes or other similar obligations received by the Borrower or such Re- stricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent so converted) within 180 days following the closing of such Asset Sale, and
(iii)any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $75,000,000 and 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

SECTION 6.05    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, except:

(i)the payment by the Borrower or any Restricted Subsidiary of any dividend or the con- summation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with the provisions of the Indenture (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Payment at such time and such deemed Restricted Payment would have been permitted at such time);
(ii)the Borrower may declare or make a Restricted Payment with respect to its Equity Inter- est payable solely in Qualified Equity Interests or redeem any of its Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests; provided that the issuance of such Equity Interests are not included in any determination of the Retained Excess Cash Flow Amount;
(iii)repurchase, redemption or other acquisition for value by the Borrower of, Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees of the Borrower and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $10,000,000 during any twelve consecutive months (with unused amounts in any period being carried over to succeeding periods); provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Bor- rower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture;

(iv)repurchases of Equity Interests deemed to occur (a) upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights;
(v)any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Borrower (other than Qualified Equity Interests issued or sold to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Borrower from its stockholders; provided that such net cash proceeds are not included in any determination of the Retained Excess Cash Flow Amount;
(vi)payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries that complies with the provisions of Section 6.03;
(vii)any Restricted Subsidiary may declare or make a Restricted Payment with respect to the Equity Interests of such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (and, in the case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to each owner of Equity Inter- ests of such Restricted Subsidiary such that the Borrower or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution);
(viii)Restricted Payments in an aggregate amount not to exceed in any fiscal year the greater of (x) $50,000,000 and (y) 10.0% of Consolidated EBITDA for the then most recently ended Test Period less any Investments made under this clause pursuant to Section 6.11(t); provided that after giving effect thereto on a pro forma basis (i) no Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00;
(ix)Restricted Payments up to an aggregate amount not to exceed $100,000,000 less any In- vestments made under this clause pursuant to Section 6.11(t);
(x)Restricted Payments so long as after giving effect thereto on a pro forma basis, (i)(x) pri- or to the Term B-1 Loan Repayment Date, the Secured Net Leverage Ratio is equal to or less than 2.00 to
1.00 and (y) on or after the Term B-1 Loan Repayment Date, the Consolidated Net Leverage Ratio is equal to or less than 3.50 to 1.00 and (ii) no Default shall have occurred and be continuing;
(xi)the Borrower and its Restricted Subsidiaries may make Restricted Payments to any member of the IAC Group that is a direct or indirect parent of the Borrower:

(A)the proceeds of which will be used to pay the consolidated, combined or similar income tax liability of such parent’s income tax group that is attributable to the income of the Bor- rower or its subsidiaries; provided that (x) no such payments with respect to any taxable year shall exceed the amount of such income tax liability that would have been imposed on the Borrower and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis and (y) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(B)the proceeds of which shall be used to pay such equity holder’s operating costs and expenses, other overhead costs and expenses and fees, in each case, which are directly at- tributable to the ownership or operations of the Borrower and its subsidiaries; or

(C)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Borrower to the extent such salaries, bonuses, other benefits and indemnities are directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(xii)any Junior Debt Restricted Payments; provided that, at the time of, and after giving effect thereto on a pro forma basis (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with Section 6.10 as of the end of the most recently ended Test Period;

(xiii)	Restricted Payments in connection with the Match Transactions; and

(xiv)prior to the Term B-1 Loan Repayment Date, Restricted Payments in an amount not to exceed the portion of the Retained Excess Cash Flow Amount on the date of such election that the Borrow- er elects to apply to this Section 6.05(xiv) in a written notice of a Responsible Officer thereof, which notice shall set forth the Retained Excess Cash Flow Amount (and the calculation thereof in reasonable detail) immediately prior to such election and the amount thereof elected to be so applied; provided that after giving effect thereto on a pro forma basis (i) no Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00.

SECTION 6.06    Transactions with Affiliates. The Borrower will not, and will not permit any of its Re- stricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (including amendments or modifications to prior or existing transactions) with, any of its Affiliates involving payment or consideration in excess of $5,000,000, except:

(a)for transactions at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the Borrower;

(b)transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate;

(c)pursuant to, as determined by the Borrower, reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(d)	any Restricted Payment permitted by Section 6.05;

(e)ordinary course overhead arrangements in which any Restricted Subsidiary or Unrestricted Subsidiary participates;

(f)	any Investment permitted by Section 6.11;

(g)(x) any agreement or arrangement in effect on the Closing Date and any amendment or replacement thereof that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Closing Date; or (y) any transaction pursuant to any agreement or arrangement referred to in the immediately preceding clause (x).

(h)any transaction with a joint venture or similar entity which would be subject to this Sec- tion 6.06 solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

(i)any transaction entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Borrower or a Restricted Subsidiary;

(j)any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests;

(k)	the issuance or sale of any Qualified Equity Interests;

(l)any issuance of securities, or other payments, awards or grants in cash, securities or oth- erwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(m)any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(n)transactions between any one or more members of the IAC Group and any one or more members of the Match Group in connection with the Match Transactions; and

(o)transactions with an Escrow Borrower, including any Escrow Assumption and the en- trance into any agreements related thereto so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.07      Changes in Fiscal Periods. The Borrower will not, and will not permit any of its Re- stricted Subsidiaries to, change its fiscal year to end on a day other than December 31 or change its method of de- termining fiscal quarters.

SECTION 6.08    Sales and Leasebacks. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or a Restricted Subsidiary) providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property that has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary unless (i) the lease in such arrangement is a capital lease and such capital lease may be entered into at such time pursuant to Section 6.01 and 6.02 or (ii) the lease in such arrangement is not a capital lease and the aggregate proceeds from such arrangement and other such arrangements since the Closing Date do not exceed the greater of $15,000,000 and 3.0% of Consolidated EBITDA after giving effect thereto on a pro forma basis for the then most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

SECTION 6.09    Clauses Restricting Subsidiary Distributions. The Borrower will not, and will not per- mit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Equity Interests held by the Borrower or a Restricted Subsidiary, (b) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any Subsidiary Guarantor or (c) transfer any of its assets to the Borrower or any Subsidiary Guarantor, except for such encumbrances or re- strictions existing under or by reason of:

(i)     any encumbrances or restrictions existing under this Agreement and the other Loan Documents;
(ii)encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary;

(iii)encumbrances or restrictions under any agreement governing Capital Lease Obligations secured by Liens permitted by Section 6.02, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capital Lease Obligations, as the case may be;

(iv)encumbrances or restrictions under any agreement listed on Schedule 6.09 as in effect on the Closing Date;
(v)encumbrances or restrictions under any agreement of any Person that becomes a Restrict- ed Subsidiary after the Closing Date that existed prior to the time such Person became a Restricted Subsidiary; provided that such restrictions are not created in contemplation of or in connection with such acquisition;
(vi)any other instrument or agreement entered into after the Closing Date that contains en- cumbrances and restrictions that, as determined by the Borrower, will not materially adversely affect the Borrower’s ability to make payments on the Loans;
(vii)encumbrances or restrictions existing under or by reason of applicable law, regulation or order;
(viii)non-assignment provisions of any contract or lease entered into in the ordinary course of business;
(ix)encumbrances or restrictions imposed under any agreement to sell assets, including Qual- ified Equity Interests of such Restricted Subsidiary, permitted under this Agreement to any Person pending the closing of such sale;
(x)encumbrances or restrictions relating to any Lien permitted under this Agreement im- posed by the holder of such Lien that limit the right of the relevant obligor to transfer assets that are subject to such Lien;
(xi)encumbrances or restrictions relating to any Lien on any asset or property at the time of acquisition of such asset or property by the Borrower or any Restricted Subsidiary;
(xii)customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person;
(xiii)encumbrances or restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business;
(xiv)Indebtedness incurred in compliance with Section 6.01(c) that imposes restrictions of the nature described in clause (c) above on the assets acquired;
(xv)with respect to clause (c) only, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests, licenses, joint venture agreements and agreements similar to any of the foregoing to the extent such provisions restrict the transfer of the property subject to such leases, licenses, joint venture agreements or similar agreements;
(xvi)with respect to clause (c) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;
(xvii)any encumbrances or restrictions imposed by any amendments, modifications, restate- ments, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, agree- ments, instruments or obligations referred to in this Section 6.09; provided that, as determined by the Bor- rower, such amendments, modifications, restatements, renewals, increases, supplements, refundings, re- placements or refinancings (a) are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendments, modifications, restatements, renewals, increases, supple-

ments, refundings, replacements or refinancings or (b) will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(xviii)	encumbrances or restrictions imposed by the Senior Notes; and

(xix)encumbrances or restrictions imposed on any member of the Match Group in connection with the Match Transactions.

SECTION 6.10    Consolidated Net Leverage Ratio; Interest Coverage Ratio. For so long as Revolving Commitments, Revolving Loans or LC Exposure remain outstanding, with respect to the Revolving Facility only, the Borrower will not permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to be more than 5.00 to 1.00. For so long as Revolving Commitments, Revolving Loans or LC Exposure remain outstanding, with respect to the Revolving Facility only, the Borrower will not permit the Interest Coverage Ratio as of the last day of any Test Period to be less than 2.50 to 1.00

SECTION 6.11    Investments. The Borrower will not, and will not permit any of its Restricted Subsidi- aries to, make any advance, loan, extension of credit (by way of Guarantee or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or incur any Unrestricted Subsidiary Support Obligations with respect to, any other Person (all of the foregoing, “Investments”) except:

(a)extensions of trade credit and credit to customers in the ordinary course of business;
(b)Investments in cash and Cash Equivalents and Investments that were Cash Equivalents when made;
(c)loans and advances to directors, employees and officers of the Borrower or any Restricted Subsidiary in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate principal amount for the Borrower and its Restricted Subsidiaries not to exceed
$10,000,000 at any one time outstanding;
(d)Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;
(e)Investments (other than Investments directly or indirectly in Unrestricted Subsidiaries) made at any time if, after giving pro forma effect thereto, (i) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00 and (ii) no Default shall have occurred and be continuing;
(f)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and disclosed to the Lenders in writing on the Closing Date;

(g)	Investments not prohibited by Section 6.05;
(h)Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed (x) prior to the Term B-1 Loan Repayment Date, $50,000,000 and (y) on or after the Term B-1 Loan Repayment Date, $150,000,000, in each case, in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years up to an aggregate amount not to exceed (i) prior to the Term B-1 Loan Re- payment Date, $150,000,000 and (ii) on or after the Term B-1 Loan Repayment Date, $450,000,000, in each case, in any one fiscal year), determined net of any cash recoveries actually received in respect of such Investments (it being understood that, if an Unrestricted Subsidiary becomes a Restricted Subsidiary, there will be deemed to have occurred a cash recovery of all Investments made in such subsidiary on or after the Closing Date); provided that after giving pro forma effect to each such Investment, no Default shall have occurred and be continuing;

(i)	Guarantees not prohibited by Section 6.01;

(j)Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower; provided that the issuance of such Equity Interests are not included in any determination of the Retained Excess Cash Flow Amount;

(k)accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;

(l)Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and cus- tomers arising in the ordinary course of business;

(m)Investments, including in joint ventures of the Borrower or any Restricted Subsidiary, in an amount not to exceed at any one time outstanding the greater of $50,000,000 or 2.00% of Total Assets;

(n)Investments arising out of the receipt by the Borrower or a Restricted Subsidiary of non- cash consideration for the sale of assets permitted under Section 6.04;

(o)Guarantees by the Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or Restricted Subsidiary in the ordinary course of business;

(p)	lease, utility and other similar deposits in the ordinary course of business;

(q)	to the extent constituting Investments, the Match Transactions;
(r)Investments by the Borrower and its Restricted Subsidiaries in any Escrow Borrower for purposes of funding original issue discount, upfront fees, redemption or repayment premium and interest with respect to any Escrow Permitted Ratio Debt or Escrow Incremental Term Loans, in each case, to the extent such Escrow Permitted Ratio Debt and/or such Escrow Incremental Term Loans are incurred in connection with the Match Transactions; provided that after giving pro forma effect to such Investment, no Default shall have occurred and be continuing;
(s)prior to the Term B-1 Loan Repayment Date, Investments in an amount not to exceed the portion of the Retained Excess Cash Flow Amount on the date of such election that the Borrower elects to apply to this Section 6.11(s) in a written notice of a Responsible Officer thereof, which notice shall set forth the Retained Excess Cash Flow Amount (and the calculation thereof in reasonable detail) immediately prior to such election and the amount thereof elected to be so applied; provided that after giving effect thereto on a pro forma basis (i) no Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio is equal to or less than 4.50 to 1.00; and
(t)prior to the Term B-1 Loan Repayment Date, Investments by the Borrower and its Re- stricted Subsidiaries, if the Borrower or any Restricted Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.05(viii), (ix) or (x) in such amount; provided that the amount of any such Investment shall be deemed to be a Restricted Payment under the applicable clause for all purposes under this Agreement).
SECTION 6.12    Activities of Match Group, Inc. Match Group, Inc. (i) shall not engage in any material operational activity other than (1) the ownership of Equity Interests in its subsidiaries or entities that become its subsidiaries (or, indirectly through its subsidiaries, other Equity Interests in accordance with clause (ii) below) and activities incidental thereto, including making Investments in its subsidiaries or entities that become its subsidiaries and owing Indebtedness to its subsidiaries, (2) activities in connection with the Transactions and the Match Transactions, (3) corporate maintenance activities and incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (4) the performance of its obligations and rights under and in connection with the Loan Documents and Transactions, any documentation governing any Indebtedness or Guarantee and the other agreements contemplated hereby, (5) providing indemnification to officers, employees and members of the Board of Directors of the Borrower and boards of directors and officers and employees of its subsidiaries, (6) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests, (7) activities that arise as a result of its status as a public company and a SEC registrant, (8) repurchases of Indebtedness through open market purchases or Dutch Auctions permitted under this Agreement and (9) activities otherwise permitted pursuant to this Section 6.12, (ii) shall not own or acquire any material assets (other than Equity Interests of its subsidiaries, Indebtedness through open market purchases or Dutch Auctions permitted hereunder and cash and Cash Equivalents), (iii) may engage in financing activities, including the incurrence of Indebtedness, issuance of equity, payment of Restricted Payments, contribution to the capital of its subsidiaries and guarantee the obligations of its subsidiaries in each case as otherwise not prohibited hereunder, (iv) may participate in tax, accounting and other administrative matters as a member of the Match Group and as a subsidiary of IAC, (v) may engage in any activities required by law, rule or regulation (or any activities in connection with, or that arise as part of, any litigation) and (vi) may engage in activities incidental or reasonably related to the foregoing.

ARTICLE VII

Events of Default

SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall be- come due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or other- wise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, or in any certificate furnished pursuant to this Agreement or any other Loan Document or any amendment, modification or waiver in respect thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI; provided that unless any Incremental Term Facility expressly provides otherwise, the Borrower’s failure to perform or observe the covenants set forth in Section 6.10 shall not constitute an Event of Default for purposes of any Term Facilities unless and until the Required Revolving Lenders have actually declared all such obligations to be immediately due and payable in accordance with the Loan Documents and such declaration has not been rescinded on or before the date on which the Lenders in respect of the Incremental Term Facilities declare an Event of Default in connection therewith (the “Term Loan Standstill Period”);

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after any applicable grace period therefor;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that be- comes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodi- an, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a sub- stantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)	one or more judgments for the payment of money in an aggregate amount in excess of
$50,000,000 (to the extent not adequately covered by insurance) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;
(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(l)at any time, the Pledge Agreement shall cease, for any reason, to be in full force and ef- fect, or any Loan Party shall so assert in writing, or any material Lien created by the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (except, in each case, as permitted under the Loan Documents);
(m)this Agreement or the Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, except as permitted under the Loan Documents; or

(n)	Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, unless any Incremental Term Facility provides otherwise, to the extent such Event of Default solely comprises an Event of Default arising from the Borrower’s failure to perform or observe the covenants set forth in Section 6.10, prior to the expiration of the Term Loan Standstill Period, at the request of the Required Revolving Lenders only, and in such case only with respect to the Revolving Commitments, Revolving Loans and any Letters of Credit) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable during the continuation of such event) by the Borrower, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (other than notice from the Administrative Agent), all of which are hereby waived by the Borrower and (iii) require all outstanding Letters of Credit to be cash collateralized in accordance with Section 2.17(k); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Revolving Commit- ments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01    Appointment and Authorization. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Docu- ments, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02    Administrative Agent and Affiliates. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03    Action by Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and the other Loan Documents. Without limiting the generali- ty of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regard- less of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as pro- vided in Section 9.02 or 9.03), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not tak- en by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lend- ers as shall be necessary under the circumstances as provided in Section 9.02 or 9.03) or otherwise, in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Docu- ment, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agree- ment or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04    Consultation with Experts. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may con- sult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such coun- sel, accountants or experts.
SECTION 8.05    Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall ap- ply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06    Successor Administrative Agent. Subject to the appointment and acceptance of a suc- cessor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by noti- fying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in con- sultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives no- tice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Ad- ministrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
SECTION 8.07    Credit Decision. Each Lender acknowledges that it has, independently and without re- liance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08    Lead Arrangers; Syndication Agent; Co-Documentation Agents. Notwithstanding any- thing to the contrary herein, none of the Lead Arrangers, the Syndication Agent or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lead Arrangers, the Syndication Agent or the Co-Documentation Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.
SECTION 8.09    Tax Indemnification by the Lenders. To the extent required by any applicable Re- quirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.14, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (includ- ing fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.09. The agreements in this Section 8.09 shall survive the resignation and/or replacement of the Ad- ministrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commit- ments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

Miscellaneous

SECTION 9.01    Notices.

(a)All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) (unless otherwise specifically permitted in this Agreement), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or telephone notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:    Match Group, Inc.
555 West 18th Street New York, NY 10011 Chief Financial Officer
Telephone: (212) 314-7210
Fax: (212) 632-9529

With a copy to:    Match Group, Inc.
555 West 18th Street New York, NY 10011 General Counsel
Telephone: (212) 314-7376
Fax: (212) 632-9551

Administrative Agent:    JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road Ops Building 2, 3rd Floor Newark, DE 19713-2107
Christopher Jackson Telephone: (302) 634-1198
Fax: (302) 634-1417

and

J.P. Morgan Europe Limited Loans Agency, 6th floor
25 Bank Street, Canary Wharf London E145JP
United Kingdom Attention: Loans Agency
Telephone: +44 20 7134 8188
Fax: +44 20 7777 2360

With a copy to:    JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor New York, New York 10179 Attention: Donatus Anusionwu Telephone: (212) 622-0531
Fax: (212) 270-5127

(b)Notices, financial statements and similar deliveries and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent (including by posting on IntraLinks); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Admin- istrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it here- under by electronic communications pursuant to procedures approved by it, provided that approval of such proce- dures may be limited to particular notices or communications.
SECTION 9.02    Waivers; Amendments.
(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or con- sent shall be effective only in the specific instance and for the purpose for which given. Without limiting the gener- ality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended, amended and restated or modified except as provided in Sections 2.02, 2.19 and 2.20 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of inter- est thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), (iv) change Section 2.15 in a manner that would alter the pro rata distribution or sharing of payments required thereby or any provision requir- ing the pro rata funding of Loans, without the written consent of each Lender, (v) except as provided in Section 9.16, release all or substantially all of the Collateral securing the Obligations or all or substantially all of the value of the Guarantees provided by the Guarantors taken as a whole without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided that such provisions may be amended or amended and restated pursuant to the establishment of Incremental Term Loans pursuant to Section 2.02 in order to restrict affiliated lenders and other persons from being included in such definitions or (vii) change the definition of “Alternative Currency,” without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.
(c)Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made (including by amendment and restatement) with the consent of the Borrower and the Administrative

Agent (but without the consent of any Lender) to the extent necessary (A) to effectuate any Incremental Facilities, Replacement Revolving Facility Commitments, Replacement Revolving Loans, Extended Revolving Commitments and Extended Revolving Loans in a manner consistent with Sections 2.02, 2.19 and 2.20 and as may be necessary to establish such Incremental Facilities, Extended Revolving Commitments, Term Loans, Replacement Revolving Facility Commitments, Replacement Revolving Loans or Extended Revolving Loans as a separate Class or tranche from any existing Term Loans, Revolving Commitments or Revolving Loans, as applicable, and, in the case of Ex- tended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to cure any ambiguity, omission, error, defect or inconsistency and, in each case under this clause (B), such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, unless otherwise set forth in any Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment with respect to the Class of Loans and Commitments established thereby, only the consent of the Required Revolv- ing Lenders shall be necessary to (1) waive or consent to a waiver of an Event of Default under Section 7.01(d) (solely with respect to Section 6.10) or (2) modify or amend Section 6.10 (including, in each case, the component definitions thereof, solely to the extent such definitions are used in such Section (but not otherwise)) or this clause (d).

SECTION 9.03    Waivers; Amendments to Other Loan Documents.

(a)No failure or delay by the Administrative Agent or any Lender in exercising any right or power under the Guarantee Agreement or the Pledge Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Guarantee Agreement and the Pledge Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of the Guarantee Agreement or the Pledge Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)Neither the Guarantee Agreement, the Pledge Agreement nor any provision thereof may be waived, amended. amended and restated or modified except pursuant to an agreement or agreements in writing en- tered into by each affected Loan Party and, except as provided in Section 2.02, 2.19, 2.20, 9.02 or in the case of amendments to the Pledge Agreement described in Section 7.1(b) thereof, the Required Lenders or by the affected Loan Party and the Administrative Agent with the consent of the Required Lenders; provided that no such agree- ment shall (i) release all or substantially all of the Collateral (except as provided in Section 9.16), (ii) modify the “waterfall” provisions set forth in Section 5.3 of the Pledge Agreement, (iii) release all or substantially all of the Material Domestic Subsidiaries as Subsidiary Guarantors (except as provided in Section 9.16) or (iv) change any of the provisions of this Section, in each case without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Guar- antee Agreement or the Pledge Agreement without the prior written consent of the Collateral Agent.

(c)Without the consent of any Lender, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, and to give effect to any intercreditor agreement reasonably satisfactory to the Administrative Agent associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

SECTION 9.04    Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the Revolv- ing Facility and the preparation, execution, delivery and administration of this Agreement or any other Loan Docu- ment or any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of- pocket expenses incurred by the Administrative Agent and the Lenders, including the fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lenders taken as a whole (and in the case of an actual or perceived conflict of interest, one additional counsel to all such affected Persons, taken as a whole), and to the extent required, one firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one firm of regulatory counsel, in connection with the enforcement or pro- tection of its rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)The Borrower shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of any existence of such conflict and in con- nection with the investigating or defending any of the foregoing has retained its own counsel, of another firm of counsel for such affected Indemnitee), and to the extent required, one firm or local counsel in each relevant jurisdic- tion) and one firm of regulatory counsel of any such Indemnitee, arising out of, in connection with, or as a result of
(i)the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contem- plated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged pres- ence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Restricted Subsidiaries, (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (includ- ing counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (v) any actual or pro- spective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indem- nitee (or that of any of its respective subsidiaries or any of their respective officers, directors, employees or mem- bers), (ii) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from a material breach of this Agreement by such Indemnitee or (iii) do not involve or arise from an act or omission by the Borrower or its subsidiaries or any of their respective affiliates, partners, directors, officers, employees, agents, advisors or other representatives and is brought by an Indemnitee solely against one or more other Indem- nitees (other than claims against any Agent or any Lead Arranger in its capacity as such or in its fulfilling such role). Each Indemnitee shall give prompt notice to the Borrower of any claim that may give rise to a claim against the Bor- rower hereunder and shall consult with the Borrower in the conduct of such Indemnitee’s legal defense of such claim; provided, however, than an Indemnitee’s failure to give such prompt notice to the Borrower or to seek such consultation with the Borrower shall not constitute a defense to any claim for indemnification by such Indemnitee unless, and only to the extent that, such failure materially prejudices the Borrower.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Adminis- trative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or in-

demnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administra- tive Agent in its capacity as such.

(d)To the extent permitted by applicable law, the parties shall not assert, and each hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; pro- vided that nothing in this clause (d) is intended to relieve the Borrower of any obligation it may otherwise have to indemnify any Indemnitee against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)All amounts due under this Section shall be payable within ten (10) Business Days after written demand therefor.

SECTION 9.05    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“assignee” or “assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld or delayed, except for any bona fide competitors of the Borrower and its subsidiaries); provided that no consent of the Borrower shall be required for an assignment (i) of a Term Loan Commitment or a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, (ii) of a Revolving Commitment or Revolving Loans to a Revolving Lender, an Affiliate of a Revolving Lender or Approved Fund with respect to a Revolving Lender or (iii) if an Event of Default has occurred and is continuing, any other assignee (except for any bona fide competitor of the Borrower and its subsidiaries);provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed assignment;
(B)the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)	each Issuing Bank.

(ii)	Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assign- ment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or in the case of a Loan in an Al-

ternative Currency, an appropriate corresponding amount as shall be consented to by the Administrative Agent (such consent not be unreasonable withheld)), unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be con- strued to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Revolving Commitments or Revolving Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is hereby waived for any assignment to which J.P. Morgan Chase Bank, N.A. or any of its Affiliates is a party);
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Ad- ministrative Questionnaire;
(E)on the date of such assignment, the assignee of a Revolving Commitment must be able to fund Revolving Loans in all Alternative Currencies; and
(F)the assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 2.21 and clause (e) below or (ii) a natural Person.
For the purposes of this Section 9.05(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the or- dinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not com- ply with this Section 9.05 shall be null and void.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and related interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for in- spection by the Borrower and any Lender (with respect to such Lender’s own interests only), at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption with respect to a permitted assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph of this Section (unless waived), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information con-tained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell partici- pations to one or more banks, institutions or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in con- nection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modi- fication or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amend- ment, modification or waiver described in the first proviso to Section 9.02(b) or the first proviso to Section 9.03(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations of such Sections; provided that any documentation required to be provided pursuant to Section 2.14(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assign- ment pursuant to paragraph (b) of this Section.Each Lender that sells a participation shall, acting solely for this pur- pose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or other governmental inquiry to establish that such commitment, loan, letter of credit or other ob- ligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank that governs or regulates the activities of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans to an Affiliated Lender, subject to the following limitations:
(i)notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any acquisition of Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Affiliated Lender be permitted to exercise any voting rights or any right to direct the Administrative Agent or the Collateral Agent to undertake any action (or refrain from taking any action) with respect to any Loans and any Loans that are assigned to such Affiliated Lender shall have no voting rights or any right to direct the Administrative Agent or the Collateral Agent to undertake any action (or refrain from taking any action) under this Agreement and the other Loan Documents (and shall not object to any actions taken by the non-Affiliated Lenders, Administrative Agent or Collateral Agent in a bankruptcy or insolvency proceeding) and will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter, unless the action or vote in question adversely affects such Affiliated Lender (solely in its capacity as a Lender) in any material respect as com- pared to the other Lenders, (2) such Affiliated Lender shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors and (3) the Affiliated Lender must provide a representation and warranty that it is not in possession of any material non-public information with respect to the Loan Parties or their subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the assigning Lender or the Lenders generally (other than because such Lender does not wish to receive such material non-public in- formation) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, the assigning Lender’s decision to make such assignment;
(ii)at the time any Affiliated Lender is making purchases of Loans it shall enter into an Affil- iated Lender Assignment and Assumption;
(iii)at the time of such assignment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(iv)each Affiliated Lender agrees to waive any right to bring any action in connection with the Loans against the Administrative Agent and Collateral Agent, in their capacities as such;
(v)Affiliated Lenders may not hold more than 25% of the total amount of Loans and Commitments of any Class hereunder.

SECTION 9.06    Survival. All covenants, agreements, representations and warranties made by any Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, any assignment of rights by or replacement of a Lender or the termination of this Agreement or any provision hereof.

SECTION 9.07    Counterparts; Integration; Effectiveness. This Agreement may be executed in counter- parts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lead Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agree- ments and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effec- tive as provided in Section 4.01, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agree- ment by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08    Severability. Any provision of this Agreement held to be invalid, illegal or unenforce- able in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.10    Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by and construed in accordance with the law of the State of New York.
(b)The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in con- tract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the Unit- ed States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.
(c)The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.11    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO IT, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it be- ing understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Docu- ment or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions sub- stantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (f) hereof or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or any of its subsidiaries or the Loans hereunder, (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (z) market data collectors, similar service providers to the lending industry and ser- vice providers to the Administrative Agent in connection with the administration and management of this Agree- ment and the other Loan Documents. For the purposes of this Section, “Information” means all information re- ceived from the Borrower or its Affiliates relating to the Borrower, its subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exer- cised the same degree of care to maintain the confidentiality of such Information as such Person would reasonably accord to its own confidential information.
Subject to Section 9.18, each Lender acknowledges that information furnished to it pursuant to this Agree- ment or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance pro- cedures regarding the use of material non-public information and that it will handle such material non-public infor- mation in accordance with those procedures and applicable law, including Federal and state securities laws.
Subject to Section 9.18, all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender repre- sents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its com- pliance procedures and applicable law, including Federal and state securities laws.
SECTION 9.14    Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or claim in one currency into another currency, the rate of ex- change used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative

Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 9.15    USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 9.16    Collateral and Guarantee Matters.
(a)The Lenders irrevocably authorize the Administrative Agent to enter into any customary intercreditor agreement or arrangement in form and substance reasonably satisfactory to the Administrative Agent with the holders of any Permitted Secured Ratio Debt (or any agent thereof) permitted under this Agreement that in the good faith determination of the Administrative Agent is necessary to effectuate the incurrence of such Indebtedness.
(b)Any Lien on any property granted to or held by the Administrative Agent under any Loan Docu- ment shall automatically be released (i) upon all of the Obligations (other than (x) (A) Cash Management Obliga- tions and (B) Obligations under Specified Swap Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been cash collateralized or other- wise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant Issuing Bank in its sole discretion, or having expired or having been terminated, and the Total Revolving Commitments having expired or having been terminated, (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition not prohibited hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Subsidiary Guarantor upon (or substantially simultaneously with) release of such Subsidiary Guarantor from its obligations under its Guarantee Agreement pursuant to clause (c) below, or (v) as expressly provided in the Collateral Documents.
(c)Any Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee Agreement (A) in the event of dissolution of such Person, (B) if such Person is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Agreement, upon (or substantially simultaneously with) effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively, (C) if the obligations under this Agreement are discharged in accordance with the terms of this Agreement or (D) as otherwise expressly provided in the Guarantee Agreement; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary if such Subsidiary Guarantor continues to be a guarantor in respect of any Permitted Ratio Debt unless and until such guarantor is (or is being substantially simultaneously) released from its guarantee with respect to such Permitted Ratio Debt.
(d)Each IAC Guarantor has been automatically be released from its obligations under the Guarantee Agreement and was automatically released upon receipt of an Officer’s Certificate of the Borrower on the Separation Date stating that the Borrower will be designated as unrestricted subsidiary under the IAC Credit Agreement and IAC Senior Notes, as applicable, on such date.
(e)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writ- ing the Administrative Agent’s authority to release its interest in particular types or items of property, release any Subsidiary Guarantor from its obligations under the Guarantee Agreement, or enter into an intercreditor agreement pursuant to this Section 9.16. In each case as specified in this Section 9.16, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest grant- ed under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.16.
SECTION 9.17    No Advisory or Fiduciary Relationship. In connection with all aspects of each transac- tion contemplated hereby, the Borrower acknowledges and agrees for itself and on behalf of the Loan Parties that (i)

the Revolving Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agent Parties and the Lenders, on the other hand, and the Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process lead- ing to such transaction, each of the Agent Parties and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary for the Loan Parties; (iii) the Lead Arrangers, Agent Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Lead Arrangers or the Agent Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Agent Parties and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

SECTION 9.18 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be dis- tributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Ad- ministrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensi- tive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purpos- es of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.13, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MATCH GROUP, INC.

By:	/s/ NICK STOUMPAS Name: Nick Stoumpas Title: Vice President and Treasurer

HIGHER EDGE MARKETING SERVICES, INC.
HUMOR RAINBOW, INC.
MATCH.COM INTERNATIONAL HOLDINGS, INC.
MATCH.COM, L.L.C.
MOJO ACQUISITION CORP.
PEOPLE MEDIA, INC.
PEOPLE MEDIA, LLC
TINDER, INC.
TPR EDUCATION HOLDINGS, INC.
TPR EDUCATION IP HOLDINGS, LLC
TPR EDUCATION OFFSHORE HOLDINGS, LLC
TPR EDUCATION WORLDWIDE, LLC
TPR EDUCATION, LLC
TUTOR.COM, INC.
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ DONATUS O. ANUSIONWU
Name: Donatus O. Anusionwu
Title: Vice President
BANK OF AMERICA, N.A.,
as Lender

By:	/s/ MARIE F. HARRISON
Name: Marie F. Harrison
Title: Vice President

BARCLAYS BANK PLC,
as Lender

By:	/s/ AMIR BARASH
Name: Amir Barash
Title: Director
BMO HARRIS BANK, N.A.,
as Lender

By:	/s/ JOAN MURPHY
Name: Joan Murphy
Title: Director
BNP PARIBAS,
as Lender

By:	/s/ NICOLE RODRIGUEZ
Name: Nicole Rodriguez
Title: Director

By:	/s/ ADE ADEDEJI
Name: Ade Adedeji
Title: Vice President
DEUTSCH BANK AG NEW YORK BRANCH,
as Lender

By:	/s/ ANCA TRIFAN
Name: Anca Trifan
Title: Managing Director

By:	/s/ MICHAEL WINTERS
Name: Michael Winters
Title: Vice President

FIFTH THIRD BANK,
as Lender

By:	/s/ CHRISTOPHER F. STAPLES
Name: Christopher F. Staples
Title: Vice President
GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ JERRY LI
Name: Jerry Li
Title: Authorized Signatory
PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ THOMAS BROWER
Name: Thomas Brower
Title: Senior Vice President
SOCIETE GENERALE,
as Lender

By:	/s/ NIGEL ELVEY
Name: Nigel Elvey
Title: Director